Exhibit 2.1

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

by and among

FREEDOM ACQUISITION I CORP.,

JUPITER MERGER SUB I CORP.,

JUPITER MERGER SUB II LLC,

COMPLETE SOLAR HOLDING CORPORATION,

AND

THE SOLARIA CORPORATION

dated as of May 26, 2023

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(continued)

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(continued)

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(continued)

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(continued)

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AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (this “Agreement”), is made and entered into by and among Freedom Acquisition I Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation (the “Company”), and The Solaria Corporation, a Delaware corporation (“Solaria”).

RECITALS

WHEREAS, Acquiror and the Company entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of October 3, 2022 (the “Original Agreement Date”), which was subsequently amended on December 26, 2022 and January 17, 2023;

WHEREAS, Acquiror and Company now desire to amend and restate the Original Agreement by entering into this Agreement on the terms and conditions set forth herein;

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to or on the Original Agreement Date, the Company has entered into that certain Agreement and Plan of Merger with Complete Solar Midco, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Solaria (“Midco”), Complete Solar Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Midco, Solaria, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the Company’s stockholders (such agreement, the “Required Transaction Merger Agreement”, and such transactions, the “Required Transaction”);

WHEREAS, at least one day prior to the First Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); and (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Initial Surviving Corporation”), (ii) immediately thereafter and as part of the same overall transaction, the Initial Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) and Acquiror will change its name to “Complete Solaria, Inc.”, and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria will merge with and into a newly formed Delaware limited liability company and wholly owned subsidiary of Acquiror (such subsidiary, “Third Merger Sub”, and such merger, the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”), with Third Merger Sub being the surviving entity of the Additional Merger;

WHEREAS, upon the First Effective Time, all shares of the Company Capital Stock (as defined below), Company Options (as defined below) and Company Stock Warrants (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties hereto intends that, for United States federal (and applicable state and local) income tax purposes, (i) the Mergers be treated as a single integrated transaction pursuant to Rev. Rul. 2001-46, 2001-2 C.B. 321, (ii) each of the Domestication and the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and (iii) this Agreement constitutes and is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the Board of Directors of Solaria has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for Solaria to enter into this Agreement and the other documents contemplated hereby;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (to the extent each such holder is an officer, director or holder of more than 5% of any class of the Company’s voting securities and excluding CRSEF Solis Holdings, L.L.C. and any applicable Affiliates thereof (collectively, “Carlyle”)) have each executed and delivered to Acquiror a Company Stockholder Support Agreement (as defined below) pursuant to which such Requisite Company Stockholders have agreed to, among other things, vote (pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement (as defined below) shall have been declared effective and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, and as promptly as practicable after the execution and delivery of this Agreement, Carlyle shall join and become a party to the Company Stockholder Support Agreement by executing and delivering to Acquiror a joinder to the Company Stockholder Support Agreement pursuant to which Carlyle shall become bound by all covenants, agreements, representations, warranties and acknowledgments applicable to, and perform all obligations and duties required of, the Requisite Company Stockholders under the Company Stockholder Support Agreement (the “Company Stockholder Support Agreement Joinder”);

WHEREAS, each of the Acquiror Special Committee (as defined below), the Board of Directors of First Merger Sub and the Board of Managers of Second Merger Sub has (i) determined that it is in the best interests of and advisable for Acquiror, First Merger Sub and Second Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders, the sole shareholder of First Merger Sub and the sole member of Second Merger Sub, as applicable;

WHEREAS, Acquiror, as sole shareholder of First Merger Sub and the sole member of Second Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its eligible (as determined in accordance with the Acquiror’s Governing Documents (as defined below)) shareholders to have their outstanding Acquiror Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the Original Agreement Date, the Company entered into subscription agreements (the “Pre-Signing Company Subscription Agreements”) with certain investors (the “Pre-Signing Company Investors”) pursuant to which, and on the terms and subject to the conditions of which, the Pre-Signing Company Investors agreed to purchase convertible notes from the Company (the “Pre-Signing Company Convertible Notes”) for an aggregate purchase price equal to $7,000,000, such purchases to be consummated within three (3) Business Days following the date hereof;

WHEREAS, on or following the Original Agreement Date, the Company may enter into additional subscription agreements on terms substantially similar to, or no less favorable in all material respects to the Company than, the Pre-Signing Company Subscription Agreements (the “Post-Signing Company Subscription Agreements”) with certain investors (the “Post-Signing Company Investors”) pursuant to which, and on the terms and subject to the conditions of which, the Company Investors agree to purchase convertible notes from the Company (the “Post-Signing Company Convertible Notes”) for an aggregate purchase price of up to (i) $33,000,000 and (ii) following the closing of the Required Transaction, an amount equal to approximately $6,723,179 (the “Rollover Amount”), such purchases to be consummated as promptly as practicable following the execution of the Post-Signing Company Subscription Agreements;

WHEREAS, at the Closing, Acquiror, the Company, the Sponsor and certain of the Company’s stockholders, and their respective Affiliates, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Class A Ordinary Shares” means prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means prior to the Domestication, the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Share Redemption” means the valid election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with obtaining the Acquiror Shareholder Approval.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror or the Acquiror Special Committee and held for such purpose, (ii) those Transaction Proposals identified in clauses (D), (E), (F), (H), (I) and (J), of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror or the Acquiror Special Committee and held for such purpose, and (iii) the Transaction Proposal identified in clause (G) of Section 8.2(b) by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Class B Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror or the Acquiror Special Committee and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of the applicable time.

“Acquiror Special Committee” means a special committee formed by the Board of Directors of Acquiror with the authority to approve and adopt this Agreement and the transactions contemplated thereby.

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the

Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, any Additional Transaction, the Pre-Signing Company Investment (except for legal or other advisory fees incurred by the Company or Solaria), the Post-Signing Company Investment (except for legal or other advisory fees incurred by the Company or Solaria), including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, Continental and the transfer or exchange agent, as applicable, and other customary professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) liability insurance policies in respect of directors, officers and other representatives of Acquiror or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Acquiror SEC Filings, (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated February 25, 2021, between the Company and Freedom Acquisition I LLC, (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby or (vi) an amount equal to any loan or other indebtedness payable by Acquiror or Acquiror’s Affiliates incurred on or after the date hereof together with all fees, costs and expenses related to such loan or other indebtedness; but in each case excluding any Taxes required to be paid by Acquiror in respect of Acquiror Share Redemptions pursuant to the Inflation Reduction Act of 2022.

“Acquisition Proposal” means, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Fully Diluted Company Common Shares” means, without duplication and excluding Treasury Shares, the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time (including shares of Company Restricted Stock), (ii) issuable upon, or subject to, the exercise of Company Options that are issued and outstanding immediately prior to the First Effective Time (whether or not then exercisable), calculated using the treasury stock method of accounting, (iii) issuable upon the exercise of Company Stock Warrants that are issued and outstanding immediately prior to the First Effective Time, calculated using the treasury stock method of accounting, and (iv) issuable upon the conversion of shares of Company Preferred Stock that are issued and outstanding immediately prior to the First Effective Time (assuming each such share of Company Preferred Stock converts into a share of Company Common Stock on a one-to-one basis) and (v) the Company Note Conversion Shares.

“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Aggregate Warrant Consideration” means 6,266,667 Acquiror Stock Warrants to be issued to holders of Company Capital Stock at the Closing.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Laws” shall mean any Law designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, and similar international, multilateral, multinational national, federal or state competition Laws.

“Base Purchase Price” means the sum of (i) $225,000,000 and (ii) the product of (x) $10.00 and (y) the Company Note Conversion Shares.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the Original Agreement Date.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Cayman Registrar” means the Registrar of Companies in and for the Cayman Islands.

“Common Stock Warrants” means warrants to purchase shares of Company Common Stock.

“Company Award” means a Company Option or Company Restricted Stock.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Convertible Notes” means the Post-Signing Company Convertible Notes and the Pre-Signing Company Convertible Notes.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Authorization, Execution and Enforceability), Section 4.2 (Organization, Power, Authority, and Good Standing of the Company), Section 4.4 (Capitalization; Title to Shares), Section 4.5 (Subsidiaries) and Section 4.23 (Brokers).

“Company Incentive Plans” means the Complete Solar, Inc. 2011 Stock Plan, the Complete Solar, Inc. 2021 Stock Plan, the Amended and Restated Complete Solaria, Inc. Omnibus Incentive Plan, the Solaria Corporation 2006 Stock Plan and the Solaria Corporation 2016 Stock Plan.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Investment” means the Post-Signing Company Investment and the Pre-Signing Company Investment, together.

“Company Investment Amount” means the sum of the Post-Signing Company Investment Amount and the Pre-Signing Company Investment Amount.

“Company Investor” means the Post-Signing Company Investors and the Pre-Signing Company Investors.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the Original Agreement Date, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (e) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (g) any failure of the Company to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (j) any action taken by, or at the request of, Acquiror, First Merger Sub or Second Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Note Conversion Shares” means the total number of shares of Company Common Stock into which the Company Convertible Notes would be convertible immediately prior to (but contingent upon) the consummation of the First Merger pursuant to the terms of the promissory note under which the Company Convertible Notes was issued.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plans or otherwise granted to an employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries outside of the Company Incentive Plans.

“Company Restricted Stock” means a share of Company Common Stock that, as of immediately prior to the First Effective Time, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code and was issued pursuant to an award granted under a Company Incentive Plan.

“Company Stock Warrant” means a Common Stock Warrant or Preferred Stock Warrant.

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholder Support Agreement” means that certain Support Agreement, dated as of the Original Agreement Date, by and among each of the Requisite Company Stockholders (to the extent each such holder is an officer, director or holder of more than 5% of any class of the Company’s voting securities), Acquiror and the Company, as amended or modified from time to time.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, or as a condition of making such Software available for use over a network, that such Software, or other Software derived from, or used, combined or distributed with, such Software subject to such license (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Deferred Payroll Taxes” shall mean (a) the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, and (b) any payroll Tax Liability (including those imposed by Sections 3101(a) and 3201 of the Code) deferred (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, (or any comparable provision of state, local or non-U.S. Law), in each case, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DLLCA” means the Delaware Limited Liability Company Act.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Merger Sub” has the meaning specified in the Preamble hereto.

“First Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of First Merger Sub.

“First Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Delaware limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) outstanding principal and accrued but unpaid interest due on the Company Convertible Notes, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of source, origin, endorsement, sponsorship or certification, and rights in internet domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable works and any other rights in compilations or works of authorship (whether or not registrable, including rights in Software); (iv) registrations and applications for any of the foregoing (i)-(iii) or for registration thereof; (v) rights in trade secrets, industrial secrets, know-how, processes, methods, invention disclosures and other confidential information (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” shall mean all computer and information technology systems, platforms and networks owned by the Company or any Subsidiary of the Company or used or held for use in the conduct of any business of Company or any Subsidiary of the Company as currently conducted and as currently proposed to be conducted, including Company Software, hardware, data processing, data, information, record keeping, communications, telecommunications, networks, network equipment, information technology, mobile and other platforms, peripherals computer systems, and computerized, automated, or other similar systems, platforms, and networks, in each case, whether outsourced or not, as well as data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

“Key Holders” means (a) the Persons set forth on Section 1.1(a) of the Company Disclosure Letter and (b) the Sponsor and each other Person that owns Acquiror Class B Ordinary Shares as of immediately prior to the Domestication.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceeding” shall mean any action, cause of action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation, examination or other similar proceeding by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger Consideration Per Fully Diluted Share” means the Aggregate Merger Consideration divided by the Aggregate Fully Diluted Company Common Shares.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, as well as any Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) restrictions on transfer under applicable securities Laws and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means all information that identifies, could reasonably be used to identify, could reasonably be linked with, or is otherwise associated with an individual person, browser, device or household that is regulated by Laws that govern the privacy and security of such information.

“Post-Signing Company Investment” means the purchase of Post-Signing Company Convertible Notes pursuant to the Post-Signing Company Subscription Agreements.

“Post-Signing Company Investment Amount” means the aggregate gross purchase price for the shares in the Post-Signing Company Investment.

“Preferred Stock Warrants” means warrants to purchase shares of Company Preferred Stock.

“Pre-Signing Company Investment” means the purchase of Pre-Signing Company Convertible Notes pursuant to the Pre-Signing Company Subscription Agreements.

“Pre-Signing Company Investment Amount” means the aggregate gross purchase price for the shares in the Pre-Signing Company Investment.

“Privacy/Data Security Requirements” means (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, transferring or storing of Personal Information, including HIPAA, (b) obligations under all Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to Personal Information, including “business associate agreements” within the meaning of HIPAA that the Company and its Subsidiaries have entered into or are required to enter into pursuant to HIPAA, and (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies (including if posted on the Company’s or its Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or processing of Personal Information.

“Pro Rata Portion” means the percentage interest held by a holder of Company Capital Stock calculated by dividing the number of shares of Company Capital Stock held by such holder immediately prior to the First Effective Time by the total number of issued and outstanding shares of Company Capital Stock on an as-converted basis immediately prior to the First Effective Time. In no event shall the aggregate Pro Rata Portion exceed 100%.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Requisite Company Stockholders” means the holders of at least (a) a majority of the shares of Company Capital Stock then outstanding and entitled to vote on this Agreement, voting together as a single class on an as-converted to Company Common Stock basis (b) a majority of the shares of Company Preferred Stock then outstanding (voting together as a single class and not as separate series and on an as-converted to Company Common Stock basis), and (c) a majority of the shares of Solaria Series D Preferred Stock then outstanding (voting together as a single class and not as separate series and on an as-converted to Company Common Stock basis.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U. S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Sub” has the meaning specified in the Preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Solaria Award” shall mean all issued and outstanding options (whether or not vested) to purchase or otherwise acquire shares of Solaria Capital Stock.

“Solaria Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Solaria Common Stock” shall mean shares of common stock, par value $0.001 per share, of Solaria.

“Solaria Common Stock Warrants” means warrants to purchase shares of common stock, par value $0.001 per share, of Solaria.

“Solaria Preferred Stock” shall mean, collectively, the Solaria Series A-1 Preferred Stock, the Solaria Series B-1 Preferred Stock, the Solaria Series C-1 Preferred Stock and the Solaria Series E-1 Preferred Stock.

“Solaria Preferred Stock Warrants” means warrants to purchase shares of preferred stock, par value $0.001 per share, of Solaria.

“Solaria Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series C-1 Preferred Stock” shall mean the Series C-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series D-1 Preferred Stock” shall mean the Series D-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series E-1 Preferred Stock” shall mean the Series E-1 Preferred Stock, par value $0.0001 per share, of Solaria.

“Sponsor” means Freedom Acquisition I LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Amended and Restated Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trading Day” means a day on which trading in Acquiror Common Stock occurs on NYSE or other national securities exchange.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching party with knowledge that the taking of or failure to take such act would cause a material breach of this Agreement. Notwithstanding the foregoing, a failure by any party hereto to consummate the Closing when required pursuant to Section 2.3 shall be a Willful and Material Breach of this Agreement.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2. Other Defined Terms.

Terms	Section
Acquiror	Preamble
Acquiror Class B Holder Consent	5.2(a)
Acquiror Cure Period	10.1(g)
Acquiror Debt Transactions	8.5
Acquiror Disclosure Letter	Article V
Acquiror Expense Reimbursement	10.3(d)
Acquiror Fairness Opinion	9.1(i)
Acquiror Financial Statements	5.6(c)
Acquiror Indemnified Parties	7.8(a)
Acquiror Intervening Event	8.2(b)(ii)
Acquiror Intervening Event Notice	8.2(b)(ii)
Acquiror Intervening Event Notice Period	8.2(b)(ii)
Acquiror Option	3.3(a)
Acquiror PIPE Investment	8.5
Acquiror PIPE Investor	8.5
Acquiror Restricted Stock	3.3(b)
Acquiror SEC Filings	5.5
Acquiror Securities	5.12(a)
Acquiror Shareholders’ Meeting	8.2(b)
Acquiror Stock Warrant	3.3(a)
Acquiror Termination Payment	10.3(b)

Terms	Section
Additional Audited Financial Statements	6.3
Additional Financial Statements	6.3
Additional Required Financial Statements	6.3
Additional Transactions	8.5
Additional Unaudited Financial Statements	6.3
Affiliate Agreements	4.10(a)(xi)
Agreement	Preamble
Agreement End Date	10.1(e)
Ancillary Agreements	11.10
Carlyle Consent	6.7
Closing	2.3(a)
Closing Date	2.3(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	4.13(a)
Company Common Stock	4.4(a)
Company Consolidated Group	4.20(e)
Company Cure Period	10.1(e)
Company Disclosure Letter	Article IV
Company Expense Reimbursement	10.3(c)
Company Financial Statements	4.6(a)
Company Indemnified Parties	7.8(a)
Company Insurance Policies	4.14
Company Intellectual Property	1.1
Company Material Contracts	4.10(a)
Company Material Customers	4.11(a)
Company Material Vendors	4.11(b)
Company Preferred Stock	4.4(a)
Company Qualified Benefit Plan	4.18(b)
Company Registered Intellectual Property	4.13(a)
Company Registered IP	4.13(a)
Company Series D-4 Preferred Stock	4.4(a)
Company Series D-5 Preferred Stock	4.4(a)
Company Series D-6 Preferred Stock	4.4(a)
Company Series D-7 Preferred Stock	4.4(a)
Company Series D-8 Preferred Stock	4.4(a)

Terms	Section
Company Software	4.13(a)
Company Termination Payment	10.3(a)
Confidentiality Agreement	11.10
Constituent Corporations	2.1(a)
Constituent Entities	2.1(c)
Continental	5.8
Cooley	11.18(a)
Cooley Privileged Communications	11.18(a)
Cooley Waiving Parties	11.18(a)
Cooley WP Group	11.18(a)
D&O Indemnified Parties	7.8(a)
DGCL	Recitals
Dissenting Shares	3.5
Domesticated Acquiror Certificate of Incorporation	7.7
Domesticated Acquiror Common Stock	Recitals
Domestication	Recitals
Effective Time	2.3(b)
ERISA	4.18(b)
ESPP	7.1(a)
Exchange Agent	3.2(a)
Exchange Agent Termination Date	3.2(a)
Expense Reimbursements	10.3(d)
Extension Meeting	8.7(d)
Extension Proposal	8.7(a)
Extension Proxy Statement	8.7(a)
Financial Statements	4.6(a)
First Effective Time	2.3(b)
First Merger Certificate	2.1(a)
First Merger Sub	Preamble
First Sponsor Designee	7.6(a)
Governmental Approval	4.5
Incentive Equity Plan	7.1(a)
Independent Director	7.6(a)
Initial Constituent Corporations	2.1(a)
Initial Surviving Corporation	Recitals
Interim Period	6.1
Interim Unaudited Company Financial Statements	4.6(a)
Interim Unaudited Solaria Financial Statements	4.6(a)
JOBS Act	5.6(a)
Legal Proceedings	4.10

Terms	Section
Letter of Transmittal	3.2(b)
Liabilities	4.8(a)
Listing Application	7.3
Lock-Up Agreement	Recitals
Merger Certificate	2.1(a)
Mergers	Recitals
Modification in Recommendation	8.2(b)
NYSE	5.6(b)
Offer Documents	8.2(a)(i)
Other Indemnitors	7.8(e)
Owned Land	4.12(b)
Paul Hastings	11.18(b)
Paul Hastings Privileged Communications	11.18(b)
Paul Hastings Waiving Parties	11.18(b)
Paul Hastings WP Group	11.18(b)
Personal Information Laws and Policies	4.16
Prospectus	11.1
Proxy Statement	8.2(a)(i)
Proxy Statement/Registration Statement	8.2(a)(i)
Real Property Leases	4.12(c)
Registration Rights Agreement	Recitals
Registration Statement Securities	8.2(a)(i)
SCI Consent	6.8
Second Effective Time	2.3(b)
Second Merger Certificate	2.1(c)
Second Merger Sub	Preamble
Solaria Financial Statements	4.6(a)
Solaria Series D Preferred Stock	4.4(a)
Subscription Agreement	8.5
Tangible Assets	4.12(a)
Terminating Acquiror Breach	10.1(g)
Terminating Company Breach	10.1(e)
Termination Payments	10.3(b)
Transaction Litigation	7.10
Transaction Proposals	8.2(b)
Treasury Share	3.1(a)
Trust Account	11.1
Trust Agreement	5.8
U.S. Tax Treatment	2.7(a)
Unaudited Company Financial Statements	4.6(a)
Unaudited Solaria Financial Statements	4.6(a)

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.4 of the Company Disclosure Letter (in the case of the Company) or Section 1.4 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) The term “made available” and words of similar import mean that the relevant documents, instruments or materials were, (i) with respect to Acquiror, posted and made available to Acquiror on the Company’s due diligence data site or provided via electronic mail or in person at least two (2) calendar days prior to the Original Agreement Date, or (ii) with respect to the Company, posted or made available to the Company on Acquiror’s due diligence data site or provided via electronic mail or in person at least two (2) calendar days prior to the Original Agreement Date, or publicly filed or furnished to the SEC prior to the Original Agreement Date.

Section 1.4. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.4 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Section 1.5. Required Transaction.

(a) Prior to the consummation of the Required Transaction, any reference to the “Company” in Article III and any defined term used therein (including, in each case, for purposes of determining the rights and entitlements of Acquiror, First Merger Sub and Second Merger Sub pursuant to Section 9.2(a), Section 10.1(e) and Section 11.17) shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually, and each of the representations and warranties set forth in Article III shall be deemed to apply to Complete Solar Holding Corporation and Solaria, individually, and each of Complete Solar Holding Corporation and Solaria shall be deemed to be severally liable for any breach of any such representation and warranty; provided, that any representation or warranty which specifically speaks as to the time that is immediately following the consummation of the Required Transaction shall be deemed to apply solely to the Company, Solaria and their respective Subsidiaries, taken as a whole.

(b) Prior to the consummation of the Required Transaction, any reference to the “Company” in Section 5.18, Section 7.5, and Section 7.10, and any defined terms used in each such Section (including, in each case, for purposes of determining the rights and entitlements of the Company and, prior to the closing of the Required Transaction, Solaria, pursuant to Section 9.3, Section 10.1(g) and Section 11.17) shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually.

(c) Prior to the consummation of the Required Transaction, any reference to the “Company” in Section 6.1, Section 6.2, Section 6.3, Section 6.5, Section 8.1, Section 8.3 and Section 8.7(a) and any defined terms used in each such Section (including, in each case, for purposes of determining the rights and entitlements of Acquiror, First Merger Sub and Second Merger Sub pursuant to Section 9.2(b), Section 10.1(e) and Section 11.17) shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually, and each of the applicable covenants and other agreements set forth therein shall be deemed to apply to each of Complete Solar Holding Corporation and Solaria, individually, and each of Complete Solar Holding Corporation and Solaria shall be deemed to be severally liable for any breach of any such covenants and other agreements.

ARTICLE II

THE MERGER; CLOSING

Section 2.1. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and at least one day following the Domestication, Acquiror, First Merger Sub and the Company (First Merger Sub and the Company sometimes being referred to herein as the “Initial Constituent Corporations”) shall cause First Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “First Merger Certificate”), executed by the First Merger Sub and the Company in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the First Effective Time.

(b) Upon consummation of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company, as the surviving corporation of the First Merger, shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

(c) Immediately following the consummation of the First Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, the Acquiror, Second Merger Sub and the Company (Second Merger Sub and the Company sometimes being referred to herein as the “Constituent Entities”) shall cause the Initial Surviving Corporation to be merged with and into the Second Merger Sub, with the Second Merger Sub being the surviving entity in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “Second Merger Certificate”), executed by the Second Merger Sub and the Company in accordance with the relevant provisions of the DGCL and the DLLCA, such Second Merger to be effective as of the Second Effective Time.

(d) Upon consummation of the Second Merger, the separate corporate existence of the Company shall cease and Second Merger Sub, as the surviving entity of the Second Merger, shall continue its existence under the DLLCA, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Mergers. At and after the First Effective Time, the Initial Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Initial Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Initial Constituent Corporations; and all rights, privileges, powers and franchises of each Initial Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Initial Constituent Corporation, on whatever account, shall become vested in the Initial Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Initial Surviving Corporation as they are of the Initial Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Initial Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; but all Liens upon any property of an Initial Constituent Corporation shall thereafter attach to the Initial Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL. At and after the Second Effective Time, the Surviving Entity shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Entities, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Entities; and all rights, privileges, powers and franchises of each Constituent Entity, and all property, real, personal and mixed, and all debts due to each such Constituent Entity, on whatever account, shall become vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Entity as they are of the Constituent Entities; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Entities shall not revert or become in any way impaired by reason of the Second Merger; but all Liens upon any property of a Constituent Entity shall thereafter attach to the Surviving Entity and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and the DLLCA.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place by remote exchange of documents at the offices of Paul Hastings LLP, 1999 Avenue of the Stars, Twenty-Seventh Floor, Century City, CA 90067, at 10:00 a.m. (Pacific time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, First Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Merger Certificate (the “First Effective Time”). Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Second Merger Sub, and the Company shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Merger Certificate (the “Second Effective Time”).

(c) For the avoidance of doubt, the Closing, the First Effective Time and Second Effective Time shall not occur prior to the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Initial Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the First Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Company and each of Company’s stockholders (and their Affiliates) party thereto;

(iv) to Acquiror, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (a) of the definition of Key Holders; and

(v) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by Acquiror, the Sponsor and its Affiliates party thereto;

(iv) to the Company, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (b) of the definition of Key Holders; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror and First Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of the Initial Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the First Effective Time.

(c) On the Closing Date, concurrently with the First Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on the written statement to be delivered to the Company not less than three (3) Business Days prior to the

Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by Continental, the certified Taxpayer Identification Numbers of each payee; provided, that any accrued and unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of First Merger Sub in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws of Initial Surviving Corporation until thereafter amended as provided therein and under the DGCL. At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five (5) Business Days prior to the Closing Date, but otherwise shall continue to be the certificate of formation of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA.

(b) The certificate of incorporation and bylaws of Acquiror in effect immediately prior to the First Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto, respectively (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the First Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The directors and officers set forth under the appropriate heading on Section 2.6(a) of the Company Disclosure Letter shall be the initial directors and officers of the Initial Surviving Corporation from and after the First Effective Time, each to hold office in accordance with the Governing Documents of the Initial Surviving Corporation. The persons set forth under the appropriate heading on Section 2.6(a) of the Company Disclosure Letter shall be the initial managers of the Second Merger Sub from and after the Second Effective Time, each to hold office in accordance with the Governing Documents of the Second Merger Sub.

(b) From and after the First Effective Time, the Persons identified as the initial directors and officers of Acquiror as of the First Effective Time in accordance with the provisions of Section 7.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 7.6(c) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. U.S. Tax Treatment.

(a) The parties intend that, for United States federal (and applicable state and local) income tax purposes, (i) the First Merger and the Second Merger be treated as a single integrated transaction pursuant to Rev. Rul. 2001-46, 2001-2 C.B. 321, (ii) each of the Domestication and the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (iii) this Agreement constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “U.S. Tax Treatment”). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause either of the Mergers or the Domestication to fail to qualify for the U.S. Tax Treatment. The Domestication and the Mergers shall be reported by the parties for all Tax purposes in accordance with the U.S. Tax Treatment, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law).

(b) Each of Acquiror and the Company shall use reasonable best efforts to cooperate with one another, upon request, in connection with the issuance of any opinion relating to the U.S. Tax Treatment, including, upon request, delivering to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Acquiror or the Company, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

(c) Acquiror will use commercially reasonable efforts to cooperate upon request to provide the pre-Closing equityholders of Acquiror such information as is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Acquiror for any year that Acquiror is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

ARTICLE III

EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time, but excluding (i) any shares of Company Restricted Stock or shares of Company Common Stock subject to Company Options or Company Stock Warrants (in each case, which shall be subject to Section 3.3), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be cancelled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any Dissenting Shares) shall be cancelled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b) At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or First Merger Sub, each share of First Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Initial Surviving Corporation.

(c) Each holder of shares of Company Capital Stock as of immediately prior to the First Effective Time (other than in respect of (i) any shares of Company Restricted Stock or shares of Company Common Stock subject to Company Options or Company Stock Warrants (in each case, which shall be subject to Section 3.3), (ii) any Treasury Shares and (iii) any Dissenting Shares) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration equal to (1) the Merger Consideration Per Fully Diluted Share, multiplied by (2) the number of shares of Company Capital Stock held by such holder as of immediately prior to the First Effective Time, plus (B) such holder of shares of Company Capital Stock’s Pro Rata Portion of the Aggregate Warrant Consideration, in each case, on the terms and subject to the conditions set forth herein, with fractional shares rounded down to the nearest whole share (and no cash settlements shall be made with respect to fractional shares eliminated by rounding).

(d) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror, Initial Surviving Corporation, Second Merger Sub, or the holders of any securities of Acquiror or the Initial Surviving Corporation or the Second Merger Sub: (a) each share of common stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which shall constitute the only outstanding equity of the Surviving Entity.

(e) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Mergers. In lieu of any fractional shares of Acquiror Common Stock to which each holder of Company Capital Stock would otherwise be entitled in the Mergers, the Exchange Agent (as defined below) shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.2. Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock to be paid as Aggregate Merger Consideration pursuant to Section 3.1(c).

(b) Reasonably promptly after the First Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the First Effective Time whose shares of Company Capital Stock were converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.1(a) shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent.

(d) Promptly following the date that is one (1) year after the First Effective Time, (i) Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate, and (ii) any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Capital Stock in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration, without any interest thereupon. None of Acquiror, First Merger Sub, Second Merger Sub, the Company, the Initial Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Options, Company Stock Warrants and Company Restricted Stock.

(a) As of the First Effective Time, each Company Option and Company Stock Warrant that is then outstanding shall be converted into the right to receive an option or warrant, as applicable, relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option or Company Stock Warrant, as applicable, immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions (each such option, an “Acquiror Option”

and each such warrant, an “Acquiror Stock Warrant”) except that (a) such Acquiror Option or Acquiror Stock Warrant, as applicable, shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option or Company Stock Warrant, as applicable, multiplied by the Merger Consideration Per Fully Diluted Share, and (b) the exercise price per share for each such Acquiror Option or Acquiror Stock Warrant, as applicable, shall be equal to the exercise price per share of such Company Option or Company Stock Warrant, as applicable, in effect immediately prior to the First Effective Time, divided by the Merger Consideration Per Fully Diluted Share (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) As of the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock, each share of Company Restricted Stock that is then outstanding shall be cancelled and converted into a number of shares of restricted Domesticated Acquiror Common Stock (each, “Acquiror Restricted Stock”) equal to the Merger Consideration Per Fully Diluted Share upon substantially the same terms and conditions as are in effect with respect to such share of Company Restricted Stock immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions, except that any per share repurchase price of such share of Acquiror Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the share of Company Restricted Stock by (ii) the Merger Consideration Per Fully Diluted Share, rounded up to the nearest cent.

(c) The Company shall take all necessary actions to (i) effect the treatment of the Company Awards pursuant to Sections 3.3(a) and 3.3(b) in accordance with the Company’s Incentive Plans and the applicable award agreements, and (ii) terminate the Company’s Incentive Plans as of the First Effective Time and to ensure no new awards are granted thereunder from and following the First Effective Time (provided that the Company Awards shall remain subject to the terms of the Company’s Incentive Plans except that any references to the Company shall refer to the Acquiror, any references to the Company’s board of directors (or a committee thereof) shall refer to Domesticated Acquiror’s board of directors (or a committee thereof) and any references to Company Common Stock shall refer to Domesticated Acquiror Common Stock).

(d) Between the Original Agreement Date and the Closing Date, the Company shall obtain written confirmation from each holder of Company Stock Warrants that such holder will acknowledge and accept the treatment of the Company Stock Warrants contemplated by this Section 3.3.

Section 3.4. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld and paid over to the appropriate Tax authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of (i) Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands and (ii) the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror, First Merger Sub and Second Merger Sub by the Company on the Original Agreement Date (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror, First Merger Sub and Second Merger Sub as follows:

Section 4.1. Authorization, Execution and Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each the Company of this Agreement and the other Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, shareholder or other business entity action on the part of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the other Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, except for the approvals set forth in Section 4.1 of the Company Disclosure Letter. This Agreement and the other Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each other party hereto) constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2. Organization, Power, Authority, and Good Standing of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority, and all necessary government approvals, to own, operate and lease the properties and assets now owned, operated and leased by it and to carry on its business as it is currently conducted.

(b) The Company is duly licensed or qualified to do business, and is in good standing in those jurisdictions set forth on Section 4.2(b) of the Company Disclosure Letter, which constitutes all the jurisdictions in which the Company owns, leases, or operates property or the nature of the business or activities currently conducted by the Company makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Acquiror, First Merger Sub and Second Merger Sub have been furnished with true, correct and complete copies of each Governing Document of the Company. The Governing Documents so provided are in full force and effect. The Company is not in violation in any material respect of any of the provisions of any of its Governing Documents.

(d) On or prior to the Original Agreement Date, the Board of Directors of the Company has duly adopted resolutions unanimously (i) determining that this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Mergers) are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Mergers). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is or will be a party contemplated hereby or to approve the Mergers other than the Company Stockholder Approvals.

Section 4.3. No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Governing Documents of the Company or any Subsidiary of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any Subsidiary of the Company; (c) except as set forth on Section 4.3 of the Company Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) or give to others any right of termination, acceleration, modification, or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary of the Company pursuant to, any Contract, except where the occurrence of any of the foregoing, either individually or together, would not have a Company Material Adverse Effect. No consent, approval, authorization, waiver, registration, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement or the other Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under any Antitrust Laws and as set forth on Section 4.3 of the Company Disclosure Letter, that if not obtained would have a Company Material Adverse Effect. The approval and adoption of this Agreement by the equityholders set forth in Section 4.3 of the Company Disclosure Letter is the only vote of stockholders or other equityholders of the Company necessary or required to adopt this Agreement and the other Ancillary Agreements and to approve the transactions contemplated hereby and thereby, including, without limitation, the Mergers. As of the Closing, all consents set forth on Section 4.3 of the Company Disclosure Letter have been obtained, made or given, as applicable, and remain in full force and effect, and copies have been made available to Acquiror

Section 4.4. Capitalization; Title to Shares.

(a) As of immediately following the consummation of the Required Transaction, the authorized capital stock of the Company will consist of 101,396,856 total shares, each with a par value of $0.0001 per share, comprised of: (i) 60,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 11,910,581 shares are issued and outstanding as of the Original Agreement Date, (ii) 36,023,968 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which (A) 15,278 shares have been designated Series A Preferred Stock, all of which are issued and outstanding as of the Original Agreement Date, (B) 6,667 shares have been designated Series A-2 Preferred Stock, all of which are issued and outstanding as of the Original Agreement Date, (C) 1,035,082 shares have been designated Series B Preferred Stock, all of which are issued and outstanding as of the Original Agreement Date, (D) 13,717,525 shares have been designated Series C Preferred Stock, all of which are issued and outstanding as of the Original Agreement Date, (E) 2,800,283 shares have been designated Series C-1 Preferred Stock, all of which are issued and outstanding as of the Original Agreement Date, (F) 2,660,797 shares have been designated Series D-1 Preferred Stock, all of which are issued and outstanding as of the Original Agreement Date, (G) 62,498 shares have been designated Series D-2 Preferred Stock, all of which are issued and outstanding as of the Original Agreement Date, (H) 48,256 shares have been designated Series D-3 Preferred

Stock, all of which are issued and outstanding as of the Original Agreement Date, (I) 2,585,036 shares have been designated Series D-4 Preferred Stock (the “Company Series D-4 Preferred Stock”), all of which are issued and outstanding as of the Original Agreement Date, (J) 579,324 shares have been designated Series D-5 Preferred Stock (the “Company Series D-5 Preferred Stock”), all of which are issued and outstanding as of the Original Agreement Date, (K) 1,113,337 shares have been designated Series D-6 Preferred Stock (the “Company Series D-6 Preferred Stock”), all of which are issued and outstanding as of the Original Agreement Date, (L) 3,944,451 shares have been designated Series D-7 Preferred Stock (the “Company Series D-7 Preferred Stock”), 3,944,451 of which are issued and outstanding as of the Original Agreement Date, (M) 6,026,998 shares have been designated Series D-8 Preferred Stock (the “Company Series D-8 Preferred Stock”, and together with the Company Series D-4 Preferred Stock, the Company Series D-5 Preferred Stock, the Company Series D-6 Preferred Stock, the Company Series D-7 Preferred Stock, the “Solaria Series D Preferred Stock”), all of which will be issued and outstanding as of immediately following the consummation of the Required Transaction, and there will be no other authorized equity interests of the Company that are issued and outstanding as of such time. As of immediately following the consummation of the Required Transaction, Company Options to purchase 11,990,287 Company Common Stock will be outstanding. As of the Original Agreement Date, (i) Solaria Common Stock Warrants to purchase 78,986 shares of common stock of Solaria, par value $0.001 per share, are outstanding and (ii) Solaria Preferred Stock Warrants to purchase 1,428,437 shares of preferred stock of Solaria, par value $0.001 per share, are outstanding.

(b) All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All shares of common stock of the Company are uncertificated, book-entry shares.

(c) The Company has made available to Acquiror, prior to the Original Agreement Date, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries or Solaria or any of its Subsidiaries who holds a Company Award or Solaria Award, as applicable, including the type of Company Award or Solaria Award (whether such Company Award or Solaria Award will be an incentive stock option, a nonstatutory stock option or a share of restricted stock), the number of shares of Company Common Stock or Solaria Common Stock subject thereto, vesting schedule and the exercise price thereof, as applicable. All such Company Awards or Solaria Awards are evidenced by award agreements in substantially the forms made available to Acquiror, and no such Company Award or Solaria Award is subject to terms materially different from those set forth in such forms. Each Company Award and Solaria Award has been validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(d) The Company has made available to Acquiror, prior to the Original Agreement Date, a true and complete list of each holder who holds a Common Stock Warrant, Preferred Stock Warrant Solaria Common Stock Warrant or Solaria Preferred Stock Warrant, including the number of shares of capital stock of the Company or Solaria subject thereto. All such Company Stock Warrants, Solaria Common Stock Warrants, Solaria Preferred Stock Warrants (i) have been duly authorized and validly issued and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) will not be subject to, nor issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(e) As of immediately following the Required Transaction and as of the Closing Date, except as otherwise set forth in this Section 4.4, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for or with a value that is linked to shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of the Company, the sale of treasury shares or other equity interests of the Company, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock. As of the Original Agreement Date, each holder of Company Capital Stock or Solaria Capital Stock (i) will be the record and beneficial owner of the Company Capital Stock or Solaria Capital Stock, as applicable set forth next to its name on Section 4.4(d) of the Company Disclosure Letter, and (ii) will have good and valid title to the shares of Company Capital Stock to be held by it, free and clear of all Liens, other than Liens arising under the Company’s Governing Documents, this Agreement, and transfer restrictions imposed by applicable securities Laws. The consummation of the transactions contemplated by this Agreement will result in Acquiror directly owning 100% of the equity interests of the Company, free and clear of any Liens.

Section 4.5. Subsidiaries.

(a) Section 4.5(a) of the Company Disclosure Letter correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or organization, the number of duly authorized, issued, and outstanding equity interests of such Subsidiary, and the Persons owning such equity interests of such Subsidiary. Each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, operate and lease the properties and assets now owned, operated and leased by it and to carry on its business as it is currently conducted. Each Subsidiary of the Company is duly licensed or qualified to do business, as applicable, and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect. No Company Subsidiary is in default under or in violation of any provision of its Governing Documents.

(b) All of the outstanding equity interests of each Subsidiary of the Company are validly issued, fully paid and non-assessable (if applicable), and are not subject to, nor were they issued in violation of, preemptive rights created by statute, such Subsidiary’s Governing Documents or any Contract to which such Subsidiary is a party or by which it is bound and have been offered, sold and delivered by such Subsidiary in compliance in all material respects with all applicable Laws. Except as set forth on Section 4.5(b) of the Company Disclosure Letter, all such equity interests are owned by the Company or another Subsidiary of the Company free and clear of any Liens and are not subject to any option or right to purchase any such equity interests. There are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity interests of any Subsidiary of the Company. No Subsidiary of the Company has any subscriptions, warrants, options (whether compensatory or non-compensatory), calls, puts, convertible securities, restricted interests, phantom interests, stock appreciation rights, equity or equity-based rights or other arrangements or commitments of any kind relating to the equity interests of such Subsidiary or obligating such Subsidiary to issue, sell, acquire, purchase, redeem, convert, transfer or dispose of, or cause the issuance, sale, acquisition, purchase, redemption, conversion, transfer or sale of, any equity interest or any ownership interest or rights therein. Except as set forth on Section 4.5(b) of the Company Disclosure Letter, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings or similar agreements or arrangements in effect with respect to the voting, transfer or other disposition of any equity interests of any Subsidiary of the Company.

Section 4.6. Financial Statements.

(a) Attached as Section 4.6(a) of the Company Disclosure Letter are true and complete copies of (i) the unaudited consolidated balance sheets and statements of income, statements of stockholders’ equity, and statements of cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, together with the related notes and schedules thereto (the “Unaudited Company Financial Statements”), (ii) the unaudited consolidated balance sheets and statements of income, statements of stockholders’ equity, and statements of cash flows of Solaria and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, together with the related notes and schedules thereto (the “Unaudited Solaria Financial Statements”), (iii) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the six month period ending June 30, 2022 (the “Interim Unaudited Company Financial Statements”), and (iv) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the six month period ending June 30, 2022 (the “Interim Unaudited Solaria Financial Statements”, and together with the Interim Unaudited Company Financial Statements, the Unaudited Company Financial Statements and the Unaudited Solaria Financial Statements, the “Financial Statements”). The Unaudited Solaria Financial Statements and Interim Unaudited Solaria Financial Statements are referred to herein collectively as the “Solaria Financial Statements”, and the Unaudited Company Financial Statements and Interim Unaudited Company Financial Statements are referred to herein collectively as the “Company Financial Statements”.

(b) The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries.

(c) The Solaria Financial Statements (i) fairly present in all material respects the consolidated financial position of Solaria and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of Solaria and its consolidated Subsidiaries.

(d) When delivered pursuant to Section 6.3, the Additional Financial Statements, (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to any audited financial statements included in the Additional Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes), (iii) will be prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the Original Agreement Date in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(e) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.7. Indebtedness. The only outstanding Indebtedness of the Company and its Subsidiaries as of the Original Agreement Date arises under the arrangements and in the amounts outstanding listed on Section 4.7 of the Company Disclosure Letter.

Section 4.8. Undisclosed Liabilities.

(a) The Company and its Subsidiaries have no material direct or indirect liabilities, debts, claims, obligations, demands, suits, judgments, awards, losses, Indebtedness, expenses, deficiencies, guarantees, endorsements or commitments of or by any Person of any kind, whether known or unknown, accrued or unaccrued, absolute or contingent, matured or unmatured, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise (“Liabilities”), except (i) those which are adequately reflected and reserved against on the face of the most recent balance sheet included in the Financial Statements, (ii) those which have been incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Financial Statements (excluding any material Liability arising as a result of any breach of any Contract, breach of warranty, tort, infringement or violation of any Law or a Governmental Order or environmental Liability), (iii) those that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Company Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c), and (iv) those set forth on Section 4.8(a) of the Company Disclosure Letter.

(b) All of the accounts receivable of the Company and its Subsidiaries (i) are actual and bona fide accounts receivable arising from sales actually made or services actually performed and were incurred in the ordinary course of business consistent with past practice and (ii) are properly reflected and reserved for on the Company’s books and records and financial statements in accordance with GAAP consistently applied. Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the accounts receivable are not subject to any material recoupments, set-offs or counter-claims, other than set-offs from the purchase of inventory by the Company or any of its Subsidiaries and returns, in each case, in the ordinary course of business consistent with past practice that in the aggregate do not exceed $200,000. Except as otherwise reflected or reserved for in the Financial Statements, such accounts receivable are collectible in the ordinary course of business consistent with past practice.

Section 4.9. Absence of Certain Changes, Events and Conditions.

(a) Except as expressly contemplated by this Agreement or as set forth on Section 4.9 of the Company Disclosure Letter, from January 1, 2022 through the Original Agreement Date, (i) there has not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses and operated their respective properties in the ordinary course of business consistent with past practice.

(b) Except as expressly contemplated by this Agreement or as set forth on Section 4.9 of the Company Disclosure Letter, from January 1, 2022 until the Original Agreement Date, there has not been, with respect to the Company or any of its Subsidiaries, any:

(i) amendment of or other change to the Governing Documents of the Company or any of its Subsidiaries or any action outside of such entity’s purpose set forth in such Governing Documents;

(ii) split, combination or reclassification of any shares of its capital stock;

(iii) issuance, sale or other disposition of any (a) options, warrants, Contracts or other rights, arrangements or commitments to acquire the capital stock of such Person, (b) shares of capital stock of or other voting securities or ownership, membership, partnership, joint venture or equity interests in such Person, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership, membership, partnership, joint venture or equity interests in such Person, in all cases whether vested or unvested, or grant of any such equity interests in subsection (a) through (c) hereof;

(iv) change in any method of accounting or accounting practice, principle, assumption, convention or policy of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;

(v) incurrence, assumption, guarantee or endorsement of any Indebtedness, in each case, in an amount greater than $100,000, individually, or $250,000, in the aggregate, or issuance or sale of any debt securities or guarantee any debt securities of others;

(vi) acceleration, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms of any accounts payable, other than in the ordinary course of business consistent with past practice;

(vii) (A) sale, transfer, lease or other disposition of any of the assets or property shown or reflected on the consolidated balance sheet of the Company as of December 31, 2021, except inventory in the ordinary course of business consistent with past practice; (B) lease, sublease or license of any real property of the Company or any of its Subsidiaries, (C) mortgage or Lien of any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens; or (D) forgiveness, cancellation or waiver of any material debts owed to or material claims held by the Company or any of its Subsidiaries;

(viii) any increase in the compensation or benefits of its employees, including any bonus payments, other than as provided for in any written agreements in effect on or prior to the Original Agreement Date and listed in the Company Disclosure Schedules;

(ix) adoption, amendment or modification of any Company Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company and its Subsidiaries by more than 5% percent of its existing annual obligations to such plans;

(x) entry into any collective bargaining agreement or other agreement or understanding or other Contract with any labor union, labor organization or other representative of employees;

(xi) hiring, transfer, or termination of the employment of any employee of the Company or any of its Subsidiaries other than: (1) a termination of employment by the Company or such Subsidiary for cause; or (2) the hiring of an employee, in the ordinary course of business consistent with past practice whose annualized compensation is less than $180,000 and whose employment is terminable at will without notice or severance requirements;

(xii) acquisition by merger or consolidation with, or by purchase of the material assets or equity of, or by any other manner, any business or Person or any division thereof;

(xiii) adoption of any plan of merger, consolidation, reorganization, restructuring, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xiv) any capital expenditure or commitment to make capital expenditure in excess of $100,000, individually, or $250,000, in the aggregate;

(xv) entry into any Company Material Contract, termination of any Contracts that would constitute a Company Material Contract, or amendment or waiver of any right under any Company Material Contract;

(xvi) failure to pay or satisfy when due any material Liability;

(xvii) waiver, release, assignment, compromise, commencement, settlement, or agreement to settle any right or pending or potential Legal Proceeding (other than a settlement solely in cash in an amount not to exceed $100,000 and paid in full prior to the First Effective Time);

(xviii) sale, transfer, assignment, exclusive license, abandonment, permitted to lapse or other disposition of any Company IP, other than any Company IP that is not material to, or expected to be used or useful in connection with, the business of the Company and its Subsidiaries as currently conducted or reasonably anticipated to be conducted;

(xix) settlement or compromise of any material Tax liability, material Tax proceeding or audit, change of any Tax election or Tax method of accounting, making of any new Tax election or adoption of any material new Tax method of accounting; or

(xx) any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.10. Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter lists each of the following Contracts that are currently in effect and binding on the Company or its Subsidiaries or any of their respective assets or properties (together with all Real Property Leases listed on Section 4.12(c) of the Company Disclosure Letter, collectively, the “Company Material Contracts”):

(i) any Contract involving aggregate consideration in excess of $250,000 per year or in excess of $500,000 over the remaining term of the Contract, which cannot be cancelled by the Company or the applicable Subsidiary of the Company without penalty or without more than 90 days’ notice;

(ii) any Contract that relates to the sale of any of the Company’s or any of its Subsidiaries’ assets, other than inventory in the ordinary course of business consistent with past practice, for consideration in excess of $100,000;

(iii) any Contract that relates to the acquisition or divestiture of any business, a material amount of stock or other equity interest of any other Person, or a material amount of assets of any other Person (excluding purchases of inventory in the ordinary course of business consistent with past practice) or any real property (whether by merger, sale of stock, sale of assets or otherwise), and all partnership or joint venture agreements;

(iv) any Contract pursuant to which (A) Intellectual Property that is material to the Company and its Subsidiaries or involves consideration in excess of $250,000 is licensed by or to the Company or any of its Subsidiaries (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving aggregate consideration of less than $50,000) or (B) the Company or any of its Subsidiaries has granted or received an exclusive right in or to Intellectual Property;

(v) except for agreements relating to trade receivables in the ordinary course of business consistent with past practice, all mortgages, indentures, notes, bonds, letters of credit, guaranties (excluding vendor related guarantees), swaps or other Contracts relating to Indebtedness incurred or provided by the Company or any of its Subsidiaries or providing for the creation of or granting any Lien upon any of the assets or property of the Company or its Subsidiaries;

(vi) all collective bargaining agreements or agreements or understandings or Contracts with any labor organization, union, works council, association or other similar organization;

(vii) except for Contracts with vendors pursuant to which the vendor imposes restrictions and requirements on the Company or its Affiliates with respect to the use by the Company or such Affiliates of such vendor’s products, all Contracts restricting the Company or any of its Affiliates from freely engaging in any material line of business, including any Contract that limits, or purports to limit, the ability of the Company or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or any of its Affiliates to sell or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status, any type of special discount rights or exclusivity;

(viii) any Contract providing for capital expenditures by the Company or any of its Subsidiaries with an outstanding amount of unpaid obligations and commitments in excess of $100,000;

(ix) any employment or consulting Contract involving annualized consideration in excess of $180,000;

(x) any Contract with any Governmental Authority (excluding Permits);

(xi) any Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(xii) any Contract relating to settlement of any Legal Proceeding within the past three years or any settlement with ongoing obligations involving aggregate consideration in excess of $100,000;

(xiii) any Contract that provides for non-monetary obligations on the part of the Company or any of its Subsidiaries, the non-performance of which obligations would reasonably be expected to have a Company Material Adverse Effect;

(xiv) any written agreement to enter into any of the foregoing; and

(xv) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that is material to the Company or its Subsidiaries or the assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries.

(b) Each Company Material Contract is in full force and effect and (assuming the due authorization, execution and delivery by the relevant counter-party) constitutes the legal, valid and binding agreement of the Company or the applicable Subsidiary of the Company, and is enforceable against the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to creditors’ rights generally or to general principles of equity. Except as set forth on Section 4.10(b) of the Company Disclosure Letter, the Company or applicable Subsidiary of the Company and, to the knowledge of the Company, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in breach of, or default under, in any material respect, any Company Material Contract. To the knowledge of the Company, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a breach of or violation of, or a default under, the terms of any Company Material Contract. A true and complete copy of each Company Material Contract, including any amendments thereto, has been made available to Acquiror. No party to any Company Material Contract has exercised any termination or cancellation rights with respect thereto and neither the Company nor any of its Subsidiaries have received (or given) any written notice of the intention of any party to any Company Material Contract to terminate, cancel, breach, amend the terms of or accelerate the maturity or performance of any Company Material Contract or alleging invalidity or unenforceability of such Company Material Contract. No party to any Company Material Contract has claimed in event of “force majeure” or similar concept under any Company Material Contract.

Section 4.11. Customers and Vendors.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth (i) the ten (10) largest customers of the Company and its Subsidiaries in 2021 (based on the dollar amount of sales to such customers during the twelve (12) months ended December 31, 2021) (the “Company Material Customers”), (ii) the amount invoiced to such Company Material Customer during such period and (iii) the percentage of total sales of the business represented by sales to each Company Material Customer during such period. All Company Material Customers continue to be customers of the Company and its Subsidiaries, and no Company Material Customer has materially reduced its business with the Company and its Subsidiaries from the levels achieved between January 1, 2021 and December 31, 2021. Neither the Company nor any of its Subsidiaries have received any notice, nor does the Company or any of its Subsidiaries have any reason to believe, that any Company Material Customer has (x) ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company’s business or (y) sought, or is seeking, to reduce the price it will pay for the products or services of the Company’s business. No Company Material Customer has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby or otherwise.

(b) Section 4.11(b) of the Company Disclosure Letter sets forth (i) the ten (10) largest vendors of the Company and its Subsidiaries in 2021 (based on the dollar amount of payments to such vendors during the twelve (12) months ended December 31, 2021) (the “Company Material Vendors”) and (ii) the amount which each Company Material Vendor invoiced the Company or its Subsidiaries during such period. Except as set forth on Section 4.11(b) of the Company Disclosure Letter, all Company Material Vendors continue to be vendors of the Company and its Subsidiaries, and no Company Material Vendor has materially reduced its business with the Company and its Subsidiaries from the levels achieved between January 1, 2021 and December 31, 2021. Neither the Company nor any of its Subsidiaries have received any notice, nor does the Company or any of its Subsidiaries have any reason to believe, that there has been any material adverse change in the price of such products, supplies or services provided by any Company Material Vendor, or that any Company Material Vendor will not sell products, supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases. No Company Material Vendor has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby or otherwise.

Section 4.12. Title to Assets; Sufficiency of Assets; Real Property.

(a) The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all tangible assets (other than real property) and personal property (“Tangible Assets”) that it purports to own or lease, as applicable, including those reflected in the Financial Statements or acquired after the date of the most recent balance sheet included in the Financial Statements, other than properties and assets sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practice since date of the most recent balance sheet included in the Financial Statements.

(b) The assets and properties owned, leased or licensed by the Company and its Subsidiaries constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the business of the Company and its Subsidiaries as currently conducted and will be sufficient for the Company to continue to operate the business of the Company and its Subsidiaries immediately following the Closing in the same manner as currently conducted. The Tangible Assets of the Company are in good operating condition and repair (ordinary wear and tear excepted), and are useable for their intended purpose. The present quantities of all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items, are reasonable in the present circumstances of the business of the Company and its Subsidiaries. Except as set forth on Section 4.12(b) of the Company Disclosure Letter, all such properties and assets (including leasehold interests) are free and clear of Liens, except for the Permitted Liens.

(c) The Company and its Subsidiaries own no real property. Section 4.12(c) of the Company Disclosure Letter is a true and complete list of: (i) the street address, legal description and tax parcel identification number of each parcel Leased Real Property, and (ii) all leases for the Leased Real Property, including any assignments thereof and amendments or other modifications thereto (collectively, “Real Property Leases”), including the identification of the lessee and lessor thereunder. The Leased Real Property constitutes all of the real property rights necessary and sufficient for the conduct and operation of the Company’s business and currently conducted. The Company or a Subsidiary of the Company has a valid leasehold interest in all Leased Real Property.

(d) The Company has delivered to Acquiror true and complete copies of the Real Property Leases. The Company (i) has paid in full all rents, deposits and other amounts due pursuant to such Real Property Leases (and no security deposit or portion thereof has been applied in respect of a breach or default under any such Real Property Lease that has not been redeposited in full), (ii) has not received any written notice that the fee owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Leased Real Property or the rents or use fees due thereunder, (iii) is not in default under any Real Property Lease, and (iv) is not aware of any default by the fee owner of any Leased Real Property under the applicable Real Property Lease. The Real Property Leases are in full force and effect. The Company does not currently sublease, license or otherwise grant any Person the right to use or occupy any Leased Real Property or any portion thereof.

(e) All of the improvements on the Leased Real Property are (i) in material compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, (ii) in good repair and in good condition, ordinary wear and tear excepted, (iii) free from patent and, to the knowledge of the Company, latent defects, and (iv) sufficient for the operation of the Company’s business as it is currently conducted on the Leased Real Property. To the knowledge of the Company, no part of any of the improvements on the Leased Real Property encroaches on the real property of any other Person. The Company currently enjoys peaceful and undisturbed possession of the Leased Real Property.

(f) There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries as currently used by the Company and its Subsidiaries.

Section 4.13. Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Letter lists all (i) patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Registered IP”) (ii) unregistered trademarks included in the Company Intellectual Property; (iii) all, if any, proprietary Software included in the Company Intellectual Property (“Company Software”); and (iv) an overview of material trade secrets held by the Company or any of its Subsidiaries. Except as set forth on Section 4.13(a) of the Company Disclosure Letter, and other than any Company Registered IP which the Company has abandoned or otherwise allowed any applicable registration to lapse, the Company or a Subsidiary of the Company exclusively owns all Company Registered IP and solely owns all other Company Intellectual Property, free and clear of all Liens other than Permitted Liens. The consummation of this transactions as contemplated by this Agreement shall not affect, diminish, or terminate the ownership or use of any Company Intellectual Property or other Intellectual Property used or held for use in the conduct of the business (collectively, the “Company IP”) or the Company’s or any of its Subsidiary’s rights to use the Company IP on the same basis as prior to the consummation of the transaction as contemplated by this Agreement. No current or former partner, director, officer, or employee of the Company or any of its Subsidiaries will, after giving effect to each of the transactions contemplated in this Agreement, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Company Intellectual Property.

(b) To the knowledge of the Company, the Company Intellectual Property is valid, subsisting, and enforceable. The Company and each of its Subsidiaries owns or has the right or license to use all of the Intellectual Property used in its business as currently conducted free and clear of all Liens other than Permitted Liens.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Letter, (i) neither the Company or its Subsidiaries, nor the conduct of their respective businesses, have infringed, misappropriated or otherwise violated the Intellectual Property of any Person, and (ii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company IP. There are no pending Governmental Orders received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Company Intellectual Property. Except as set forth on Section 4.13(c) of the Company Disclosure Letter, the Company and its Subsidiaries have not received any written claim, “cease and desist” letter, or like correspondence from any Person alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Company Intellectual Property.

(d) Except as set forth on Section 4.13(d) of the Company Disclosure Letter, all employees, contractors and agents of the Company and its Subsidiaries involved in the conception, development, authoring, creation, or reduction to practice of any material Intellectual Property for the Company or any of its Subsidiaries have executed agreements that assign such employee’s, contractor’s or agent’s rights in and to such Intellectual Property to the Company or a Subsidiary of the Company, and the Company has provided copies of such agreements to Acquiror. The Company has taken commercially reasonable measures to protect the confidentiality of trade secrets and confidential information used in the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

(e) No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person (other than Persons who receive such source code for the sole purpose of providing services to or on behalf of the Company or its Subsidiaries) as of the Closing Date. The Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any Person.

(f) Section 4.13(f) of the Company Disclosure Letter sets forth an accurate and complete list of all Open Source Materials included in, combined with, or used in the delivery of, any Company Software and identifies each relevant license for such Open Source Materials and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified or distributed by the Company or any of its Subsidiaries). No Company Software or Company Intellectual Property are subject to any “copyleft” or other obligation or condition. With respect to Open Source Materials that are or have been used by the Company and its Subsidiaries in any way, the Company and its Subsidiaries have been and are in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements.

(g) The Company and its Subsidiaries own, lease or license IT Systems of a sufficient quantity and size to operate the business in all material respects as currently conducted and as proposed to be conducted. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of data and information, including having disaster recovery plans, procedures and facilities, and, as applicable, taking steps to implement such plans and procedures, including by implementing plans and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any of its Subsidiaries and those provided by such individuals themselves, (ii) that provide continuous monitoring and alerting of material problems or issues with the IT Systems, and (iii) that periodically monitor network traffic for threats and scan and assess vulnerabilities in the IT Systems. To the knowledge of the Company, the computer systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components intentionally designed to permit (1) unauthorized access to a computer or network, (2) unauthorized disablement or erasure of software, hardware or data, or (3) any other similar type of unauthorized activities. Except as set forth on Section 4.13(g) of the Company Disclosure Letter, in the past three (3) years, there has been no failure, substandard performance, or breach of any computer systems of the Company, its Subsidiaries or its contractors that has caused any material disruption to the business of the Company or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company. The Company has taken reasonable technical, administrative, and physical measures to protect the integrity and security of the computer systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(h) The Company and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Privacy/Data Security Requirements and all Personal Information collected, stored, acquired, used or otherwise processed by the Company or its Subsidiaries can be used by the Company after the Closing in the manner presently used and in a manner consistent with the past practices of the Company.

(i) The Company and its Subsidiaries have not provided or been legally required to provide any notice to data owners or a Governmental Authority in connection with any unauthorized access, use, or disclosure of Personal Information. With respect to all Personal Information collected, stored, acquired, used or otherwise processed in the business of the Company, to the knowledge of the Company, no consents or approvals of, or filings or registrations with, any Governmental Authority or any other Person are required to be made or obtained in connection with the execution, delivery or performance of this Agreement, or to consummate the transactions contemplated hereby.

Section 4.14. Insurance. Section 4.14 of the Company Disclosure Letter sets forth a list, as of the Original Agreement Date, of all insurance policies maintained by the Company and its Subsidiaries or with respect to which the Company is a named insured or otherwise the beneficiary of coverage, setting forth the name of the insurer(s), the holder of each such policy, the nature of coverage, and the expiration dates thereof (collectively, the “Company Insurance Policies”). Such Company Insurance Policies are valid and binding and in full force and effect on the Original Agreement Date and all premiums due on such Company Insurance Policies have been paid, and the Company and its Subsidiaries have not been issued or received any written notice of cancellation, modification or termination in respect of any such Company Insurance Policies nor is the Company or any of its Subsidiaries in material default thereunder. True, correct and complete copies of the Company Insurance Policies have been made available to Acquiror. The Company and its Subsidiaries maintain, and have maintained at all times in the past three (3) years, insurance against liabilities, claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in their industry. Such policies are sufficient for compliance with all applicable Laws and all Contracts to which the Company or any of its Subsidiaries is a party or by which any of such Persons is bound in all material respects. Except as set forth on Section 4.14 of the Company Disclosure Letter, there is no material claim by the Company or any of its Subsidiaries currently pending under any such insurance as to which coverage has been denied or disputed by the insurers of such policies, nor has the Company or any of its Subsidiaries failed to give notice in a proper and timely manner of any matter capable of coverage under such insurance. With respect to such insurance, all coverage limits, deductibles and self-insured retention amounts, as applicable, are commercially reasonable.

Section 4.15. Legal Proceedings; Orders.

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Letter, there are no, and during the three (3)-year period prior to the Closing Date there have not been any, Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor, to the knowledge of the Company, is there any basis for any such Legal Proceeding, (i) affecting any of its properties or assets (or against stockholders of the Company or any Affiliate thereof and relating to the Company or any of its Subsidiaries) or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. There is no Legal Proceeding by the Company or any stockholder of the Company or any Affiliate thereof pending, or which the Company, any stockholder of the Company or any Affiliate thereof has commenced preparations to initiate, against any other Person in connection with the business of the Company and its Subsidiaries.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter, there are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. To the knowledge of the Company, no officer or other employee of the Company or any of its Subsidiaries is subject to any Governmental Order that prohibits such officer or other employee from engaging in or continuing any conduct any activity or practice relating to the Company’s business.

Section 4.16. Compliance with Laws; Permits.

(a) The Company and its Subsidiaries and their respective officers, directors, managers, stockholders, agents and employees are, and during the three-year period prior to the Closing Date have been, in material compliance with all Laws and Governmental Orders applicable to the Company’s business, properties or assets and, to the knowledge of the Company, none of the Company, its Subsidiaries or any of their respective officers, directors, managers, stockholders, agents or employees is under investigation with respect to any violation of any Law or Governmental Order applicable to the Company’s business, properties or assets. The Company maintains adequate internal controls and has implemented and maintains policies and procedures to detect and prevent any misconduct or violations of applicable Laws.

(b) Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, managers, stockholders, agents or employees have received any notification, Governmental Order, complaint or other communication from any Governmental Authority that has not yet been fully resolved asserting that the Company, its Subsidiaries or such Person is not in compliance, in any material respect, with any Law and, to the knowledge of the Company, there is no basis for any such notification, Governmental Order, complaint or other communication.

(c) Section 4.16(c) of the Company Disclosure Letter sets forth each material Permit held by the Company or its Subsidiaries. The Company and its Subsidiaries have all Permits required for the Company and its Subsidiaries to conduct their business as presently conducted and to own its properties and such Permits are valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with the terms, provisions, and conditions of the Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened.

Section 4.17. Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries are and for the past three (3) years have been, in material compliance with all Environmental Laws and material Permits issued under Environmental Laws, and possess all material Permits required by Environmental Laws for the operation of their business.

(b) All material violations of Environmental Laws by the Company and its Subsidiaries, if any, have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters without any ongoing material obligations.

(c) To the knowledge of the Company, there have not been any material Releases of Hazardous Materials from the assets of the Company and its Subsidiaries, or for which the Company and its Subsidiaries are responsible, that require material uncompleted remediation or give rise to any material Liability under any Environmental Law (except those, if any, that have been fully and finally resolved).

(d) Neither the Company nor any of its Subsidiaries is subject to any pending or threatened (in writing) action, suit, demand, notice of noncompliance, notice of liability, proceeding, or claim related to any actual or alleged non-compliance with, or Liability or obligation under, Environmental Laws, that could reasonably be expected to result in any material Liability under Environmental Laws with respect to the Company or its Subsidiaries.

Section 4.18. Employee Benefit Matters.

(a) Section 4.18(a) of the Company Disclosure Letter contains a list of any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement which is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Affiliates or with respect to which the Company or any of its Affiliates could have any direct or indirect liability, or has been so sponsored, maintained or contributed to within the last six (6) years by the Company or any of its Affiliates (whether or not material, each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has made available to Acquiror accurate, current and complete copies of each of the following: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms, and, as applicable (iii) current summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent report filed on Form 5500, and all related trust or funding agreements associated with such Company Benefit Plan.

(b) To the knowledge of the Company, each Company Benefit Plan and related trust, insurance contract or fund has been administered and operated in material compliance with (i) its terms and (ii) the applicable provisions of ERISA, Patient Protection and Affordable Care Act of 2010, the Code and all other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Company Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Company Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. The Company has provided to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Qualified Benefit Plan, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth on Section 4.18(b) of the Company Disclosure Letter, all benefits, contributions and premiums required by and due under the terms of each Company Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Company Benefit Plan, the terms of all applicable Laws and GAAP.

(c) None of the Company or any of its Affiliates contributes to or has at any time within the previous six years contributed to or had an obligation to contribute to, and no Company Benefit Plan is: (i) a “multi-employer plan” (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “multiple employer plan” as defined in Section 413(c) of the Code.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Company Benefit Plan provides, and none of the Company or any of its Affiliates have an obligation to provide, any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) There is no pending or, to the knowledge of the Company, threatened action or other Legal Proceeding relating to a Company Benefit Plan. No Company Benefit Plan has within the three years prior to the Original Agreement Date been the subject of an examination or audit by a Governmental Authority.

(f) Except as set forth on Section 4.18(f) of the Company Disclosure Letter, or as expressly contemplated by the terms of this Agreement, no Company Benefit Plan exists that could: (i) result in payment becoming due to any employee, director or consultant of any money or other property or materially increase any benefits otherwise payable by The Company or any of its Affiliates; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Acquiror or its Affiliates to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Section 4.18(f) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is listed in Section 4.18(g) of the Company Disclosure Letter and has at all times been administered in documentary and operational compliance with the requirements of Section 409A of the Code and the applicable Treasury Regulations and Internal Revenue Service guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code. None of the Company or any of its Affiliates has any obligation to gross-up or otherwise reimburse any service provider of the Company for any tax incurred by such Person pursuant to Sections 4999 or 409A of the Code.

Section 4.19. Employment Matters.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth each employee’s: (i) name; (ii) job title; (iii) date on which his or her employment commenced; (iv) site of employment; (v) base salary or hourly wage, as applicable; (vi) all incentives and other compensation (including bonuses or commission payments) for which he or she is eligible; (vii) status as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage law(s); and (viii) co- or joint-employment relationship with any party, as applicable. Section 4.19(a) of the Company Disclosure Letter sets forth each consultant and independent contractor engaged by the Company or its Subsidiaries, including such Person’s name and compensation.

(b) The Company and its Subsidiaries are not, and never have been, a party to, or bound by, any collective bargaining or other Contract with a labor union or other organization or representative representing any of its employees and no such agreement is being negotiated. To the knowledge of the Company, there are no current union organizing efforts or representational demands involving the employees of the Company or its Subsidiaries and, to the knowledge of the Company, there have been no such efforts or demands in the three (3) years prior to the Original Agreement Date. In the three (3) years prior to the Original Agreement Date, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are, and have been at all times in the three (3) years prior to the Original Agreement Date, in material compliance with all applicable Laws relating to labor and employment, including all such Laws relating to terms and conditions of employment, wages and hours, rest and meal breaks, overtime payments, compliance with the Fair Labor Standards Act and similar state and local laws, recordkeeping, employee notices, expense reimbursement, employee classification, non-discrimination, non-harassment, non-retaliation, employee benefits, employee leave, payroll documents, pay stubs, record retention, expense reimbursement, employee notices, equal opportunity, immigration, occupational health and safety, the WARN Act, severance, termination or discharge, collective bargaining, government contractor and subcontractor compliance, the payment of employee welfare and retirement benefits, and the full payment of all required social security contributions and Taxes. All wages, overtime payments, bonuses and other compensation, if any, due and payable as of the Closing Date to all employees and all other present and former employees and contractors of the Company or its Subsidiaries has been paid in full, or will be paid in full, to such individuals prior to the Closing.

(d) Except as set forth on Section 4.19(d) of the Company Disclosure Letter, there are no actions, suits, claims, grievances, charges, arbitrations, investigations, audits, or other Legal Proceedings against the Company or its Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or engagement or termination of employment or engagement of any current or former employee or contractor of the Company or its Subsidiaries, including, without limitation, any claim relating to wages and hours, unfair labor practices, employment discrimination, meal or rest breaks, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 4.20. Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company or such Subsidiary, as applicable, within the time and in the manner required by applicable Law (giving regard to valid extensions). Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return (other than ordinary course extensions of time to file Tax Returns). All material Taxes due and owing by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable have been duly and timely paid (whether or not such Taxes are reflected on a Tax Return) and the Company is not delinquent in the payment of such Taxes.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to the assessment or collection of any material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns).

(c) There are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to Taxes other than statutory Liens for Taxes that are not yet due and payable.

(d) There are no ongoing Legal Proceedings by any taxing authority against the Company or any of its Subsidiaries. There is no claim in writing against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnity agreements or arrangements (except, for the avoidance of doubt, any agreement or arrangement the principal purpose of which does not relate to Tax). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Law) or as a transferee or successor (other than a member of the consolidated group of which the Company is the common parent (the “Company Consolidated Group”)). Other than the Company Consolidated Group, neither the Company nor any of its Subsidiaries has been a member of a Consolidated Group for U.S. federal or state income tax purposes.

(f) All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid to the applicable Governmental Authority and the Company and each of its Subsidiaries has substantially complied with all applicable legal requirements in connection therewith, such as information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(g) Neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Authority with which the Company or any of its Subsidiaries does not currently file a particular Tax Return indicating that the Company or any of its Subsidiaries is or may be required to pay a particular Tax to, or file a particular Tax Return with, that Governmental Authority.

(h) Neither the Company nor any of its Subsidiaries (A) is a party to any “closing agreements” described in Section 7121 of the Code (or any comparable provision of state, local or foreign Law) or (B) has requested or received any Tax ruling, in either case, that would have continuing effect after the Closing Date.

(i) Except as set forth on Section 4.20(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has deferred any payroll Taxes pursuant to the CARES Act, an executive order or any similar provision of other applicable Law.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under either Section 263A, Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) an intercompany transaction or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Closing Date, (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, or (vi) a prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations).

(l) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(m) Except as provided on Section 4.20(m) of the Company Disclosure Letter, each of the Company and its Subsidiaries is and has been since its date of formation treated as a corporation for U.S. federal income tax purposes.

(n) Neither the Company nor any of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign applicable Law.

(o) Neither the Company nor or any of its Subsidiaries has any material unpaid liability for Taxes, other than Taxes that are adequately covered by entries reflected on the most recent balance sheet included in the Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of the most recent balance sheet included in the Financial Statements in amounts materially consistent with comparable periods in prior years (adjusted for changes in ordinary course business operations).

(p) Neither the Company nor any of its Subsidiaries has taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(q) Notwithstanding anything to the contrary in this Agreement, this Section 4.20 (and Sections 4.9, 4.18 and 4.21 to the extent they relate to Taxes) contain the sole representations and warranties of the Company related to Taxes. Nothing in this Section 4.20 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, deductions, Tax credits, Tax basis or other Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Acquiror or any of its Affiliates (including the Company) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

Section 4.21. COVID-19. Neither the Company nor any of its Subsidiaries have received any loans or assistance pursuant to the SBA Paycheck Protection Program established by the CARES Act that have not been repaid or forgiven. To the extent the Company or any of its Subsidiaries took advantage of Deferred Payroll Taxes, the applicable entity was eligible to claim such deferral.

Section 4.22. Product Liability; Warranties. Except as otherwise set forth on Section 4.22 of the Company Disclosure Letter, there is no Legal Proceeding from, by or before any Governmental Authority to which the Company or any Subsidiary is a party relating to any product manufactured, distributed or sold by the Company or any of its Subsidiaries.

Section 4.23. Brokers. Neither the Company nor any Subsidiary of the Company has retained a broker, finder, investment banker or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement, and no other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the stockholders of the Company, the Company or any Subsidiary of the Company.

Section 4.24. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.25. Required Transaction. Prior to or on the Original Agreement Date, the Company has entered into the Required Transaction Merger Agreement. The Company has delivered to Acquiror a true, complete and correct copy of the Required Transaction Merger Agreement, including any exhibits and schedules thereto, prior to or on the Original Agreement Date.

Section 4.26. No Additional Representation or Warranties. Except for the representations and warranties made by the Company in this Article IV or representations and warranties made by the Company, its Affiliates and/or their respective directors, managers, officers and equityholders in any Ancillary Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, First Merger Sub or Second Merger Sub or their Affiliates with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, FIRST MERGER SUB

AND SECOND MERGER SUB

Except as set forth in (i) any Acquiror SEC Filings furnished or filed prior to the Original Agreement Date (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (ii) in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the Original Agreement Date (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror , First Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

Section 5.1. Organization. Each of Acquiror, First Merger Sub and Second Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each of Acquiror, First Merger Sub and Second Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. Prior to the Original Agreement Date, Acquiror has made available to the Company true and complete copies of the Governing Documents of Acquiror, First Merger Sub and Second Merger Sub and any amendments or supplements thereto, in each case, as in effect on the Original Agreement Date.

Section 5.2. Due Authorization.

(a) Each of Acquiror, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Acquiror Special Commitee and by Acquiror as the sole and managing member or shareholder, as applicable, of First Merger Sub and Second Merger Sub and (ii) determined by the Acquiror Special Commitee as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror, First Merger Sub and Second Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the (i) Acquiror Shareholder Approval and (ii) the consent of the holders of Acquiror Class B Ordinary Shares to the Domestication and the transactions contemplated thereby (the “Acquiror Class B Holder Consent”), which shall be delivered to Acquiror on or prior to the date of the Acquiror Shareholders’ Meeting). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, First Merger Sub and Second Merger Sub, to the extent a party thereto, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror, First Merger Sub and Second Merger Sub, to the extent a party thereto, enforceable against Acquiror, First Merger Sub and Second Merger Sub, to the extent a party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Acquiror Shareholder Approval and the Acquiror Class B Holder Consent are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Acquiror Special Commitee has approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by Acquiror, First Merger Sub and Second Merger Sub and the other documents contemplated hereby by Acquiror, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, First Merger Sub or Second Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, First Merger Sub or Second Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror, First Merger Sub or Second Merger Sub is a party or by which Acquiror, First Merger Sub or Second Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, First Merger Sub or Second Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, First Merger Sub or Second Merger Sub to enter into and perform their obligations under this Agreement.

Section 5.4. Litigation and Proceedings. In each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, First Merger Sub or Second Merger Sub to enter into and perform their obligations under this Agreement, as of the Original Agreement Date (a) there are no initiated, pending or, to the knowledge of Acquiror, threatened, Legal Proceedings, against Acquiror, First Merger Sub or Second Merger Sub or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of Acquiror, have been threatened against, Acquiror, First Merger Sub or Second Merger Sub or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon Acquiror, First Merger Sub or Second Merger Sub; nor are any properties or assets of Acquiror, First Merger Sub or Second Merger Sub’s respective businesses bound or subject to any Governmental Order.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 2, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the Original Agreement Date, the “Acquiror SEC Filings”). Each of the Acquiror SEC

Filings, as of the respective date of its filing, or if amended or superseded by a filing prior to the Original Agreement Date, on the date of such amended or superseding filing, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing, or if amended or superseded by a filing prior to the Original Agreement Date, on the date of such amended or superseding filing, the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the Original Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the Original Agreement Date is subject to ongoing SEC review or investigation as of the Original Agreement Date.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of the Acquiror’s financial statements for external purposes in accordance with GAAP, and the Acquiror’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the Original Agreement Date, to the Acquiror’s auditors and the audit committee of the Board of Directors of Acquiror (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(b) Since March 2, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange (“NYSE”). The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on NYSE.

(c) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2021, the statement of operations, cash flow and shareholders’ equity of Acquiror for the period from December 23, 2020 (inception) through December 31, 2021, together with the auditor’s reports thereon, the unaudited balance sheet as of March 31, 2022 and the unaudited statement of operations, cash flow and shareholders’ equity of Acquiror for the period from December 31, 2021 through March 31, 2022, together with the notes thereto (collectively, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror or (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror.

Section 5.7. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror, First Merger Sub or Second Merger Sub with respect to Acquiror’s Acquiror, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) the filing of the First Merger Certificate in accordance with the DGCL.

Section 5.8. Trust Account. As of the Original Agreement Date, Acquiror has at least $345,694,670 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 25, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (“Continental”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to

Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the Original Agreement Date, following the First Effective Time, no Acquiror Shareholder, in its capacity as such, shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the Original Agreement Date, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor First Merger Sub nor Second Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to Acquiror Share Redemptions) will not be available to Acquiror, First Merger Sub and Second Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since March 2, 2021, (a) there has not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, First Merger Sub or Second Merger Sub to enter into and perform their obligations under this Agreement and (b) Acquiror, First Merger Sub or Second Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror, First Merger Sub or Second Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror, First Merger Sub or Second Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror, First Merger Sub and Second Merger Sub, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, First Merger Sub and Second Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) As of the Original Agreement Date, the authorized share capital of Acquiror is 221,000,000 divided into (i) 200,000,000 Acquiror Class A Ordinary Shares, 34,500,000 of which are issued and outstanding as of the Original Agreement Date, (ii) 20,000,000 Acquiror Class B Ordinary Shares, 8,625,000 of which are issued and outstanding as of the Original Agreement Date, and (iii) 1,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the Original Agreement Date ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the Original Agreement Date. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) All holders of Acquiror Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Acquiror Class B Ordinary Shares convert into Acquiror Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Except as contemplated by this Agreement or the other documents contemplated hereby, in connection with any Acquiror PIPE Investment and for redemptions required pursuant to Acquiror’s Governing Documents, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into, exchangeable or exercisable for or with a value that is linked to Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from First Merger Sub and Second Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person. Acquiror owns, directly or indirectly, 100% of all equity interests in First Merger Sub and Second Merger Sub.

Section 5.13. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror, First Merger Sub or Second Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all income and material amounts of Taxes due and payable by Acquiror, First Merger Sub and Second Merger Sub (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror, First Merger Sub or Second Merger Sub.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror, First Merger Sub or Second Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) No Tax audit or other examination of Acquiror, First Merger Sub or Second Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.

(e) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror, First Merger Sub or Second Merger Sub.

(f) Neither Acquiror, First Merger Sub or Second Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(g) Neither Acquiror, First Merger Sub or Second Merger Sub has taken any action, nor to the knowledge of Acquiror, First Merger Sub or Second Merger Sub, are there any facts or circumstances, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Since their respective formations, First Merger Sub has always been a wholly owned, domestic Subsidiary of Acquiror that is treater as a C corporation for U.S. federal (and applicable state and local) income tax purposes, and Second Merger Sub has always been a wholly owned, domestic Subsidiary of Acquiror that is disregarded as separate from Acquiror for U.S. federal (and applicable state and local) income tax purposes.

(h) Notwithstanding anything to the contrary herein, this Section 5.14 contains the sole representations and warranties concerning Taxes of Acquiror, First Merger Sub and Second Merger Sub.

Section 5.15. Business Activities.

(a) Since formation, neither Acquiror, First Merger Sub or Second Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror, First Merger Sub or Second Merger Sub or to which Acquiror, First Merger Sub or Second Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, First Merger Sub or Second Merger Sub or any acquisition of property by Acquiror, First Merger Sub or Second Merger Sub or the conduct of business by Acquiror, First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror, First Merger Sub or Second Merger Sub.

(b) Except for First Merger Sub, Second Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, neither First Merger Sub nor Second Merger Sub owns or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and have no, and at all times prior to the First Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the Original Agreement Date, except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror, First Merger Sub nor Second Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the Original Agreement Date in excess of $250,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the Original Agreement Date, there are no amounts outstanding under any Working Capital Loans.

Section 5.16. NYSE Stock Market Quotation. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “FACT”. Acquiror is in compliance with the rules of NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on NYSE. None of Acquiror, First Merger Sub or Second Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

Section 5.17. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The (A) Registration Statement will not, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) Proxy Statement will not, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.18. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror, First Merger Sub and Second Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.19. No Additional Representation or Warranties. Except as provided in this Article V or in any Ancillary Agreement, neither Acquiror, First Merger Sub nor Second Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, First Merger Sub or Second Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, First Merger Sub or Second Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, First Merger Sub or Second Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, First Merger Sub or Second Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the Original Agreement Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees and (ii) the Company shall, unless prohibited by Law, inform Acquiror of any such actions prior to the taking thereof and shall consult with and consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement, the Ancillary Agreements or the Required Transaction, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests at no more than cost by the Company or its Subsidiaries, (ii) the withholding of shares of common stock of the Company to satisfy Tax obligations with respect to equity awards of the Company or (iii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) (i) modify in any material respect adverse to the Company or any of its Subsidiaries or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12 of the Company Disclosure Letter, or any Real Property Lease or (ii) enter into any Contract of a type required to be listed on Sections 4.12(a)(vi), 4.12(a)(vii), 4.12(a)(x), 4.12(a)(xi), 4.12(a)(xiii) (or, to the extent relating to any of the foregoing, Section 4.12(a)(xiv)) of the Company Disclosure Letter, or any Real Property Lease;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice, and (iv) dispositions of assets or properties with a fair market value in the aggregate of up to $20,000,000;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee (other than the Persons set forth on Section 6.1(h) of the Company Disclosure Letter) with an annual base compensation of less than $270,000 in the ordinary course of business consistent with past practice, (ii) make any material change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire, promote, demote or terminate the employment of any Person set forth on Section 6.1(h) of the Company Disclosure Letter or any employees of the Company or any of the Company’s Subsidiaries with an annual base compensation of $270,000 or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the Original Agreement Date, (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (vi) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Company or any of the Company’s Subsidiaries or (vii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $5,000,000 and (ii) that is not reasonably expected to, individually or in the aggregate, prevent or materially impair or delay the ability of the Company to perform its obligations hereunder;

(j) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

(k) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes or change any Tax accounting period in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any material Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Leased Real Property, or (B) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $5,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(n) issue any additional shares of capital stock or securities exercisable for or convertible into capital stock or grant any additional equity or equity-based compensation (including any options in respect of capital stock), other than (i) shares of common stock of the Company issuable upon exercise of stock option, in each case, outstanding on the Original Agreement Date in accordance with their terms as in effect as of the Original Agreement Date, or (ii) the exercise of warrants to purchase capital stock of the Company or the conversion of any capital stock in accordance with its terms as in effect as of the Original Agreement Date, in each case, that are outstanding as of the Original Agreement Date;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 individually and in the aggregate;

(q) grant to, or agree to grant to, any Person a license, covenant not to sue or other right under any Intellectual Property that is material to the Company and its Subsidiaries (other than nonexclusive licenses entered into in the ordinary course of business), or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any such Intellectual Property except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(r) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;

(s) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t) make or commit to make capital expenditures other than in an amount not in excess of $5,000,000, in the aggregate;

(u) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(v) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

(w) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries to be conducted in all material respects as conducted on the Original Agreement Date or as contemplated as of the Original Agreement Date; or

(x) enter into any agreement, in writing or otherwise, to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements. The Company shall deliver to Acquiror, (a) as soon as reasonably practicable following the Original Agreement Date, (i) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve (12)-month periods ended December 31, 2020 and December 31, 2021, together with the auditor’s reports thereon and (ii) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of Solaria and its Subsidiaries as of and for the twelve (12)-month periods ended December 31, 2020 and December 31, 2021, together with the auditor’s reports thereon (collectively, the financial statements referred to in the foregoing clauses (i) and (ii), the “Additional Audited Financial Statements”), (b) no later than 60 days after the end of any quarterly period ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries (including, following the consummation of the Required Transaction, Solaria and its Subsidiaries) as of and for such quarter (the “Additional Unaudited Financial Statements”), and (c) in the event the Proxy Statement/Registration Statement is reasonably expected not to be declared effective before February 14, 2023 or Acquiror and the Company determine in good faith that it is probable that the Mergers will be consummated after March 1, 2023 pursuant to Section 8.7, as soon as reasonably practicable following the date of such determination, any audited or unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries (including, following the consummation of the Required Transaction, Solaria and its Subsidiaries) required to be included in such filings as of the date such filings are expected to be made (the “Additional Required Financial Statements”, and together with the Additional Audited Financial Statements and Additional Unaudited Financial Statements, the “Additional Financial Statements”), in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to such Additional Financial Statements, as applicable, with the same force and effect as if made as of the Original Agreement Date. In addition, the Company shall provide all assistance reasonably requested by Acquiror from time to time in connection with the preparation of any pro forma financial statements required to be presented in the Registration Statement under the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

Section 6.4. 280G Waiver. The Company shall use commercially reasonable efforts (i) to obtain a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code) that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual, and (ii) to solicit the approval of the Company’s stockholders under

Section 280G(b)(5)(B). Neither the Company nor any of the Company’s Subsidiaries shall make any such excess parachute payments that are not so approved. The Company shall provide Acquiror with a copy of the form of such waiver, such disclosure statement, and the stockholder written consent for Acquiror’s review and approval, which shall not be unreasonably withheld, conditioned or delayed, no less than three (3) days prior to delivery to each such disqualified individual and the Company’s stockholders, respectively. No later than ten (10) Business Days prior to the Closing Date, with respect to each “disqualified individual” of the Company or any of the Company’s Subsidiaries, the Company shall provide to Acquiror a customary Section 280G analysis prepared by or on behalf of the Company that includes the Company’s good faith estimate of all payments and benefits that could be provided to such disqualified individual as a result of the transactions contemplated by this Agreement (alone or in combination with any other event) and such disqualified individual’s “base amount” as defined in Section 280G(b)(3) of the Code.

Section 6.5. Acquisition Proposals. From the Original Agreement Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall cause its representatives acting on its or their behalf not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.6. Required Transaction. As promptly as reasonably practicable following the Original Agreement Date and prior to the Closing (and in no event later than thirty (30) days following the Original Agreement Date), the Company shall consummate the Required Transaction.

Section 6.7. Carlyle Consent. As promptly as reasonably practicable following the Original Agreement Date, the Company shall obtain (i) the written consent (an executed copy of which the Company shall promptly provide to Acquiror) of Carlyle with respect to the execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby by the Company, including, for the avoidance of doubt, for purposes of satisfying any and all applicable consent, approval or other similar requirements under the terms of the Amended and Restated Limited Liability Company Agreement of CS Solis LLC, dated as of February 14, 2022 , and the Designated Board Observer Agreement by and between the Company and CRSEF Solis Holdings, L.L.C, and (ii) entry of Carlyle into the Company Stockholder Support Agreement Joinder (together, such consent and joinder, the “Carlyle Consent”).

Section 6.8. SCI Consent. As promptly as reasonably practicable following the Original Agreement Date, Solaria shall obtain the written consent (an executed copy of which Solaria shall promptly provide to Acquiror) of Structural Capital Investments III LP and any applicable Affiliates thereof with respect to the execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby by Solaria, including, for the avoidance of doubt, for purposes of satisfying any and all applicable consent, approval or other similar requirements under the terms of the Loan and Security Agreement of Solaria, effective as of October 29, 2020, as amended (such consent, the “SCI Consent”).

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in a form mutually agreeable to the Parties (the “Incentive Equity Plan”), which Incentive Equity Plan shall become effective upon the Closing Date (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable) and shall, among other things, include (x) an initial share pool reserve for Company management of a number of Domesticated Acquiror Common Stock equal to 10% of total number of Domesticated Acquiror Common Stock outstanding on a fully diluted basis, as determined at the Closing and (y) an “evergreen” provision pursuant to which the number of Domesticated Acquiror Common Stock reserved for issuance under the plan shall be increased automatically each year by not more than 2% of the aggregate number of Domesticated Acquiror Common Stock outstanding on a fully diluted basis, as determined on December 31 of the previous year. Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan in a form mutually agreeable to the Parties (the “ESPP”), which ESPP shall become effective upon the Closing Date, and with any changes or modifications thereto as the Company and Acquiror may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file a registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Continental (which notice Acquiror shall provide to Continental in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. NYSE Listing. From the Original Agreement Date through the First Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on NYSE, shall prepare and submit to NYSE a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by NYSE: (b) Acquiror to satisfy all applicable continuing listing requirements of NYSE; and (c) the Registration Statement Securities, to be approved for listing on NYSE with the trading ticker “CSLR”, in each case, as promptly as reasonably practicable after the Original Agreement Date, and in any event as of immediately following the First Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 7.4. No Solicitation by Acquiror. From the Original Agreement Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the Original Agreement Date, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause First Merger Sub and Second Merger Sub to, except as contemplated by this Agreement (including as contemplated by the Additional Transactions or in connection with the Domestication) or the Ancillary Agreements, as required by Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice provided, that, notwithstanding anything to the contrary in this Agreement, Acquiror, First Merger Sub and Second Merger Sub may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of Acquiror, First Merger Sub or Second Merger Sub and/or the health and safety of their respective employees and (ii) Acquiror, First Merger Sub or Second Merger Sub shall, unless prohibited by Law, inform the Company of any such actions prior to the taking thereof and shall consult with and consider in good faith any suggestions or modifications from the Company with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including as contemplated by the Additional Transactions or in connection with the Domestication), the Ancillary Agreements or the Required Transaction, as required by Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause First Merger Sub and Second Merger Sub not to:

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, First Merger Sub or Second Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s, First Merger Sub’s or Second Merger Sub’s Capital Stock, share capital or equity interests, (y) split, combine, reclassify or, except as contemplated by the Transaction Proposals, otherwise amend any terms of any shares or series of Acquiror’s, First Merger Sub’s or Second Merger Sub’s Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, First Merger Sub or Second Merger Sub, other than a redemption of shares of Acquiror Common Stock required to be made as part of the Acquiror Share Redemptions;

(iii) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes or change any Tax accounting period in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of a material amount of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror, First Merger Sub or Second Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (x) in support of the ordinary course operations of Acquiror or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror, (y) pursuant to any Contract set forth on Section 5.15 of the Acquiror Disclosure Letter or (z) incurred between Acquiror, First Merger Sub or Second Merger Sub;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened Action);

(viii) (A) issue any Acquiror Securities or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, Acquiror Securities, other than the issuance of the Aggregate Merger Consideration or in respect of any Acquiror PIPE Investment substantially concurrently with the Closing, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the Original Agreement Date;

(ix) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(x) withdraw any funds from the Trust Account, other than as permitted by Acquiror’s Governing Documents or the Trust Agreement; or

(xi) enter into any agreement, in writing or otherwise, to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including First Merger Sub and Second Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

(c) Notwithstanding anything in this Section 7.5 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of Acquiror, First Merger Sub or Second Merger Sub and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, Acquiror, First Merger Sub or Second Merger Sub from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall:

(a) take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time, the Board of Directors of Acquiror shall consist of no more than seven (7) directors, to initially consist of (i) the individuals designated by the Company prior to Closing, which individuals shall include a majority of “independent” directors for the purposes of NYSE rules (each, an “Independent Director”), (ii) Tidjane Thiam (or another director designated by the Sponsor, subject to the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “First Sponsor Designee”), and (iii) Adam Gishen (or another director designated by the Sponsor, subject to the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed);

(b) cause the First Sponsor Designee to be nominated for election to the Board of Directors of Acquiror at each of the first three annual meetings of stockholders of Acquiror following the Closing; provided, that such nominee meets any generally-applicable qualification requirements for Directors set forth in the Certificate of Incorporation, bylaws or other written policy of the Company; and

(c) take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time, the initial officers of Acquiror shall be as set forth on Section 7.6(c) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the First Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the First Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company, the “Domesticated Acquiror Certificate of Incorporation”), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; and (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock.

Section 7.8. Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) the Sponsor, each present and former director, officer and Affiliate of Sponsor, Acquiror and each of their respective Subsidiaries (the “Acquiror Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the Original Agreement Date to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the Original Agreement Date, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the First Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) Acquiror hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Acquiror hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Acquiror is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Acquiror shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of the Domesticated Acquiror Certificate of Incorporation, the bylaws of Acquiror, any agreement to which Acquiror is a party, any vote of the stockholders or the Board of Directors of Acquiror, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, Acquiror irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Acquiror further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O

Indemnified Parties have sought indemnification from Acquiror shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Acquiror. Notwithstanding anything to the contrary herein, the obligations of Acquiror under this Section 7.8(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.

Section 7.9. Acquiror Public Filings. From the Original Agreement Date through the First Effective Time, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. Transaction Litigation.

(a) In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror or the Acquiror Special Committee by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Board of Directors of the Company by any of the Company’s stockholders prior to the Closing, the Company shall promptly notify Acquiror of any such litigation and keep Acquiror reasonably informed with respect to the status thereof. The Company shall provide Acquiror the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to Acquiror’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.11. Expense Statements. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth Acquiror’s good faith estimate of each accrued and unpaid Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth the Company’s good faith estimate of each accrued and unpaid Company Transaction Expense as of the Closing Date.

Section 7.12. [Reserved].

Section 7.13. Fairness Opinion. As soon as reasonably practicable after the execution of this Agreement, but in no event later than thirty (30) days after the execution of this Agreement, Acquiror shall have obtained the Acquiror Fairness Opinion and delivered a copy of such opinion to the Company; provided, however, that Acquiror shall not be deemed to be in breach of this covenant if (i) Acquiror shall have failed to obtain the Acquiror Fairness Opinion within forty-five (45) days after the execution of this Agreement and (ii) the Company has not sought to terminate this Agreement on the basis of such failure pursuant to Section 10.1(g) within sixty (60) days after the execution of this Agreement.

Section 7.14. Additional Merger. Immediately after the Second Effective Time, Acquiror shall cause the consummation of the Additional Merger.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) comply promptly but in no event later than ten (10) Business Days after the closing of the Required Transaction with the notification and reporting requirements of the HSR Act; provided, that the Company and Acquiror shall not be required by this Section 8.1(a) to file any notification or reporting under the HSR Act if Company and Acquiror’s antitrust counsel agree in writing that none is required under the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each of the Company and Acquiror shall cooperate in good faith with the Antitrust Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date).

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and

Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that, such material may be (A) redacted as necessary (1) to comply with contractual arrangements, (2) to remove references concerning the valuation of the Company, or (3) to remove legally privileged content or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers or directors of the recipient without the advance written consent of the party providing such materials; provided further that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law or by the relevant Governmental Authority, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the Original Agreement Date, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) shares of Domesticated Acquiror Common Stock to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares in the Domestication, and (B) shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approval.

(i) Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and the NYSE listing rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors or the Acquiror Special Committee, recommend to its shareholders the (A) approval of transfer by way of continuation and the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Complete Solaria, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and NYSE rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Mergers, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) appointment of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Subject to Section 8.2(b)(ii), the Board of Directors of Acquiror and the Acquiror Special Committee, as applicable, shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(ii) Notwithstanding the foregoing, at any time prior to, but not after, obtaining the Acquiror Shareholder Approval or, in the event that Acquiror and the Company determine in good faith that it is probable that the Mergers will be consummated after March 1, 2023, the approval of the Extension Proposal by shareholders of Acquiror, in response to an Acquiror Intervening Event, the Board of Directors of Acquiror and the Acquiror Special Committee may make a Modification in Recommendation if it shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Modification in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that the Board of Directors of Acquiror and the Acquiror Special Committee will not be entitled to make, or agree or resolve to make, a Modification in Recommendation until (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Board of Directors of Acquiror and/or the Acquiror Special Committee, as applicable proposes to take such action and containing the material facts underlying the determination of the Board of Directors of Acquiror and/or the Acquiror Special Committee, as applicable, that an Acquiror Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional two-Business Day (instead of three-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror shall have negotiated in good faith with the Company regarding any revisions or adjustments proposed by the Company during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the transactions contemplated by this Agreement and any Ancillary Agreement and not make such Modification in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), Acquiror may make a Modification in Recommendation only if the Board of Directors of Acquiror and/or Acquiror Special Committee, as applicable, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the three Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable parties hereto), reaffirmed in good faith (after consultation with its outside legal counsel) that the failure to make an Modification in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For purposes of this Section 8.2(b)(ii), an “Acquiror Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Board of Directors of Acquiror or the Acquiror Special Committee as of the Original Agreement Date, or if known or reasonably foreseeable to the Board of Directors of Acquiror or the Acquiror Special Committee as of the Original

Agreement Date, the material consequences of which were not known or reasonably foreseeable to the Board of Directors of Acquiror or the Acquiror Special Committee as of the Original Agreement Date; provided, that the fact in and of itself that the Company meets or exceeds or fails to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period from the Original Agreement Date through the Closing shall not be considered when determining if an Acquiror Intervening Event has occurred; provided, further, that the foregoing exception shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(c) Company Stockholder Approvals. The Company shall use its reasonable best efforts to (i) obtain and deliver to Acquiror, the Company Stockholder Approvals, (x) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Stockholder Support Agreement), promptly following the time at which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and in any event within one (1) Business Day after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and in any event within one (1) Business Day after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Company under this Section 8.3 will constitute a breach of Section 6.1 or (ii) Acquiror under this Section 8.3 will constitute a breach of Section 7.5.

Section 8.4. Section 16 Matters. Prior to the First Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Capital Stock (including derivative securities with respect to the

Company Capital Stock) or Acquiror Common Stock, and acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 8.5. Additional Transactions. From and after the Original Agreement Date, the Company and the Acquiror shall pursue the Post-Signing Company Investment, and each of the Company and the Acquiror may pursue such other additional financing arrangements that the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such other additional financing arrangements by the Company or Acquiror shall be subject to the parties’ mutual agreement). With the Company’s prior consent, Acquiror may (i) enter into, and consummate the transactions contemplated by, subscriptions agreements (each, a “Subscription Agreement”) with investors (each, an “Acquiror PIPE Investor”) relating to an investment in Acquiror or a Subsidiary thereof (including the Initial Surviving Corporation following the Closing) (the “Acquiror PIPE Investment”) and/or back-stop or forward purchase agreements with certain beneficiaries of funds deposited in the Trust Account and (ii) incur or assume indebtedness (including pursuant to any new or existing financing facilities), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any Subsidiary of Acquiror, and/or enter into any agreements relating to the foregoing (the “Acquiror Debt Transactions”, and together with the transactions contemplated by clauses (i) of this sentence, the “Additional Transactions”). The Company shall, and shall cause its representatives to, reasonably cooperate with Acquiror and its representatives (i) in connection with any efforts to enter into Post-Signing Company Subscription Agreements with the Post-Signing Company Investors and (ii) in a timely manner in connection with any Additional Transaction to which the Company has consented and any efforts to enter into non-redemption agreements with certain beneficiaries of funds deposited in the Trust Account, including, in each case of clauses (i) and (ii), (a) by providing such information and assistance as Acquiror may reasonably request (including, with respect to any Acquiror PIPE Investment, the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in such Acquiror PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to Acquiror and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations and due diligence sessions, as applicable, with respect to such efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations, and in the case of any Acquiror PIPE Investment, any road shows and drafting sessions). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company or its auditors.

Section 8.6. [Reserved].

Section 8.7. Extension of Time Period to Consummate a Business Combination.

(a) If Acquiror and the Company determine in good faith by January 1, 2023 that it is probable that the Mergers will be consummated after March 1, 2023, Acquiror shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its shareholders for proposals to amend Acquiror’s Organizational Documents to extend the time period for Acquiror to consummate its initial Business Combination for (x) up to an additional six (6) months, from March 2, 2023 to September 2, 2023 or (y) such other period of time as Acquiror and the Company may mutually agree (the “Extension Proposal”). Acquiror shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Acquiror shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Extension Proxy Statement or any supplement or amendment has been filed or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement each time before any such document is filed with the SEC by Acquiror and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of Acquiror and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(c) Each of Acquiror and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, to furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, shareholders, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of Acquiror and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the shareholders of Acquiror, shall be accurate in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If, at any time prior to the conclusion of the Extension Meeting, Acquiror or the Company becomes aware of (x) the Extension Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Acquiror (as applicable) shall promptly inform Acquiror or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to the shareholders of Acquiror an amendment or supplement to the Extension Proxy Statement. Each of the Company and Acquiror shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Acquiror, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) Acquiror shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the shareholders of Acquiror in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of its shareholders (the “Extension Meeting”) in accordance with Acquiror’s Organizational Documents and applicable NYSE listing rules for a date no later than March 1, 2023; provided, that the Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, Acquiror shall have sufficient time to effectuate the amendment of the Acquiror’s Organizational Documents, and (C) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Extension Proposal, and (ii) provide its shareholders with the opportunity to elect to effect a redemption of shares of Acquiror Ordinary Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. Acquiror shall, through its Board of Directors or Acquiror Special Committee, recommend to its stockholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement. Subject to Section 8.2(b)(ii), neither the Board of Directors of Acquiror nor the Acquiror Special Committee shall withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Extension Proposal.

(e) To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Meeting and submit for approval the Extension Proposal and (y) Acquiror agrees that if the Extension Proposal shall not have been obtained at any such Extension Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.7, and hold additional Extension Meetings in order to obtain approval for the Extension Proposal. Acquiror may only adjourn the Extension Meeting (i) to solicit additional proxies for the purpose of obtaining approval for the Extension Proposal, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Acquiror prior to the Extension Meeting, (iv) to allow reasonable additional time to reduce the number of Acquiror Ordinary Shares as to which the holders thereof have elected to effect a redemption thereof, or (iv) with the prior written consent of the Company; provided, that the Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which the Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall be held no later than March 1, 2023; provided, that following the adjournment, the rescheduled Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, Acquiror shall have sufficient time to effectuate the amendment of the Acquiror’s Organizational Documents.

(f) As promptly as reasonably practicable following the approval of the Extension Proposal by the requisite holders of Acquiror Ordinary Shares (and in any event, within 2 Business Days thereafter), Acquiror shall file with the applicable Governmental Authority or Authorities the amendment to its Organizational Documents as contemplated by the Extension Proposal and shall deliver to the Company evidence thereof.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, First Merger Sub, Second Merger Sub and the Company. The obligations of Acquiror, First Merger Sub, Second Merger Sub and the Company to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) the Company Stockholder Approvals shall have been obtained;

(c) the waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated;

(d) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(e) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to any Acquiror PIPE Investment, the Company Investment and the payment of the Acquiror Share Redemption Amount;

(f) the size and composition of the Board of Directors of Acquiror shall be as contemplated pursuant to Section 7.6 (assuming for purposes of testing this condition that each such director then satisfies applicable NYSE requirements and is willing to serve), to be effective as of immediately following the First Effective Time;

(g) the Listing Application shall have been approved by NYSE (subject to official notice of issuance), and the Registration Statement Securities shall have been approved for listing on NYSE;

(h) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(i) the Board of Directors of Acquiror or the Acquiror Special Committee shall have received the opinion of a reputable financial advisory or valuation firm that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Aggregate Merger Consideration to be paid by Acquiror pursuant to this Agreement is fair from a financial point of view to Acquiror (such opinion, the “Acquiror Fairness Opinion”); provided that this condition to the obligations of Acquiror, First Merger Sub, Second Merger Sub and the Company to consummate, or cause to be consummated, the Mergers shall no longer apply on or after the sixtieth (60th) day following the date of this Agreement.

Section 9.2. Conditions to Obligations of Acquiror, First Merger Sub and Second Merger Sub. The obligations of Acquiror, First Merger Sub and Second Merger Sub to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror, First Merger Sub and Second Merger Sub:

(a) (i) the representations and warranties of the Company contained in Section 4.4 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date; provided, however, that as used in this Section 9.2(a)(i), “material” shall mean, with respect to any number required to be set forth in Section 4.4, any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Company on a fully diluted basis, (ii) the Company Fundamental Representations shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (iii) each of the other representations and warranties of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) since the Original Agreement Date, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have delivered to Acquiror a certificate, dated the Closing Date and signed by an officer of the Company, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(e) the Required Transaction shall have been consummated in accordance with the Required Transaction Merger Agreement;

(f) the Company shall have obtained and delivered to Acquiror the Carlyle Consent; and

(g) the Company shall have obtained and delivered to Acquiror the SCI Consent.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and, to the extent the Required Transaction has not closed, Solaria:

(a) (i) the representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date; provided, however, that as used in this Section 9.3(a)(i), “material” shall mean, with respect to any number required to be set forth in Section 5.12, any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Acquiror on a fully diluted basis, (ii) the representations and warranties of Acquiror contained in Section 5.2 and Section 5.13 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date and (iii) each of the other representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Acquiror shall have filed a certificate of incorporation with the Secretary of State of Delaware and adopted bylaws (in substantially the forms attached as Exhibits A and B hereto, respectively, with such changes as many be agreed in writing by Acquiror and the Company);

(d) the Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(e) [Reserved]; and

(f) Acquiror shall have delivered to the Company a certificate, dated the Closing Date and signed by an officer of the Acquiror, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Acquiror and, prior to the closing of the Required Transaction, Solaria;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, Solaria and their respective Subsidiaries taken as a whole set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before March 1,

2023, or, if an Extension Proposal has been approved by Acquiror’s Shareholders, September 2, 2023 (such applicable date, the “Agreement End Date”), unless Acquiror is in breach hereof, which breach would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied. For purposes of this Section 10.1(e)(i), there shall have been a breach of Section 4.4 hereof with respect to the accuracy of any of the numbers set forth therein if, and only if, with respect to any number required to be set forth in Section 4.4, there are any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Company on a fully diluted basis;

(f) by Acquiror if the Company Stockholder Approvals shall not have been obtained within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders; provided that this termination right shall cease to apply once the Company Stockholder Approvals shall have been obtained (even if after the period provided above);

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, First Merger Sub or Second Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in breach hereof, which breach would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied. For purposes of this Section 10.1(g)(i), there shall have been a breach of Section 5.12 hereof with respect to the accuracy of any of the numbers set forth therein if, and only if, with respect to any number required to be set forth in Section 5.12, there are any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Acquiror on a fully diluted basis;

(h) [Reserved];

(i) [Reserved].

(j) by the Acquiror or the Company within thirty (30) days following the date of this Agreement if a reputable financial advisory or valuation firm does not provide an Acquiror Fairness Opinion by the end of such 30 day period; provided that this termination right shall cease to apply once the Acquiror Fairness Opinion shall have been obtained (even if after the period provided herein); or

(k) by the Acquiror or the Company if the Required Transaction has not been consummated within thirty (30) days following the Original Agreement Date; provided, that this termination right shall cease to apply once the Required Transaction has been consummated (even if after the period provided herein).

For the avoidance of doubt, all references to the Company in this Section 10.1 shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually, prior to the closing of the Required Transaction.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, shareholders or stockholders, other than liability of the Company, Solaria, Acquiror, First Merger Sub or Second Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3 and Article XI shall survive any termination of this Agreement.

Section 10.3. [Reserved].

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 1, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination within 24 months from the closing of Acquiror’s initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement, including, for the avoidance of doubt, Solaria at any time prior to the closing of the Required Transaction, may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of another party hereto that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (provided that no failure message is generated), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Second Merger Sub:

Freedom Acquisition I Corp.

14 Wall Street, 20th Floor

New York

New York, 10005

Attention: Adam Gishen

Email: ag@freedomac1.com

with copies to (which shall not constitute notice):

Paul Hastings LLP

1999 Avenue of the Stars, 27th Floor

Los Angeles, CA 90067

Attention:     David M. Hernand

             Brandon Bortner

E-mail:         davidhernand@paulhastings.com

             brandonbortner@paulhastings.com

(b)	If to the Company:

Complete Solar Holding Corporation

3000 Executive Parkway, Suite 504

San Ramon, CA 94583

Attention: Will Anderson

Email: will@completesolar.com

with copies to each of (which shall not constitute notice):

Cooley LLP

3175 Hanover Street Palo Alto, CA 94304-1130

Attention: Matthew Hemington; Miguel Vega; John McKenna; Rishab

Kumar

Email: hemingtonmb@cooley.com; mvega@cooley.com;

            jmckenna@cooley.com; rkumar@cooley.com

(c)	If to Solaria:

The Solaria Corporation

45700 Northport Loop E

Fremont, CA 94538

Attention: Anthony Alvarez

Email: aralvarez@solaria.com

with copies to each of (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Matthew Hemington; Miguel Vega; John McKenna; Rishab

Kumar

Email: hemingtonmb@cooley.com; mvega@cooley.com;

jmckenna@cooley.com; rkumar@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.8, and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement (including Section 2.4(c)), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Company Transaction Expenses, and (b) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (a) and (b), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the First Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and (b) the Company Stockholder Support Agreement, the Lock-Up Agreement and the Sponsor Support Agreement (collectively, the “Ancillary Agreements”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto, including for the avoidance of doubt, Solaria prior to the closing of the Required Transaction and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 11.14(a).

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror, First Merger Sub and Second Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director,

officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror, First Merger Sub or Second Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 10.2 or (b) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Legal Representation.

(a) Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Initial Surviving Corporation) (all such parties, the “Cooley Waiving Parties”), that Cooley LLP (“Cooley”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or its Subsidiaries) (collectively, the “Cooley WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Cooley Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Cooley Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Cooley’s prior representation of the Company, its Subsidiaries or of Cooley Waiving Parties. Acquiror and the Company, for itself and the Cooley Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Cooley WP Group, on the one hand, and Cooley, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Initial Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Cooley WP Group (the “Cooley Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Cooley Privileged Communications, whether located in the records or email server of the Initial Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Cooley Privileged Communications, by virtue of the Mergers.

(b) Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Initial Surviving Corporation) (all such parties, the “Paul Hastings Waiving Parties”), that Paul Hastings LLP (“Paul Hastings”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Paul Hastings WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Paul Hastings Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Paul Hastings Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Paul Hastings’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Paul Hastings Waiving Parties. Each of Acquiror and the Company, for itself and the Paul Hastings Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Paul Hastings WP Group, on the one hand, and Paul Hastings, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Initial Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Paul Hastings WP Group (the “Paul Hastings Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Paul Hastings Privileged Communications, whether located in the records or email server of Acquiror and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Paul Hastings Privileged Communications, by virtue of the Merger.

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IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

FREEDOM ACQUISITION I CORP.

By:	/s/ Adam Gishen
Name: Adam Gishen
Title: Chief Executive Officer

JUPITER MERGER SUB I CORP.

By:	/s/ Adam Gishen
Name: Adam Gishen
Title: Chief Executive Officer

JUPITER MERGER SUB II LLC

By:	/s/ Adam Gishen
Name: Adam Gishen
Title: Chief Executive Officer

[Signature Page to Amended and Restated Business Combination Agreement]

COMPLETE SOLAR HOLDING CORPORATION

By:	/s/ William Anderson
Name: William Anderson
Title: Chief Executive Officer

[Signature Page to Amended and Restated Business Combination Agreement]

THE SOLARIA CORPORATION

By:	/s/ Antonio Alvarez
Name: Antonio Alvarez Title: Chief Executive Officer

[Signature Page to Amended and Restated Business Combination Agreement]